UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Infinity Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INFINITY PHARMACEUTICALS, INC.

780 Memorial Drive

Cambridge, Massachusetts 02139

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 30, 2007

To our stockholders:

We invite you to our 2007 annual meeting of stockholders, which will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, on Wednesday, May 30, 2007 at 10:00 a.m., local time. At the meeting, stockholders will consider and act upon the following matters:

1.	To elect four Class I directors to serve for a three-year term expiring at the 2010 annual meeting of stockholders; provided, that if the amendment and restatement of our certificate of incorporation and the amendment of our by-laws described below are approved, their term will expire at the 2008 annual meeting of stockholders.

2.	To approve the amendment and restatement of our certificate of incorporation that would declassify our board of directors, providing for the annual election of each director beginning with the 2008 meeting of stockholders, and that would allow for the removal of directors without cause and certain other changes.

3.	To approve an amendment to Article III, Sections 1 and 13 and Article X, Section 1(b) and (c) of our by-laws that would declassify our board of directors, providing for the annual election of each director beginning with the 2008 annual meeting of stockholders, and that would allow for the removal of directors without cause and certain other changes.

4.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 2, 2007, the record date for the annual meeting, are entitled to notice of, and to vote at, the meeting. Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, we hope you will take the time to vote your shares. If you are a stockholder of record, you may submit a proxy over the Internet, by telephone or by completing and mailing the enclosed proxy card in the envelope provided. If your shares are held in street name, that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Our stock transfer books will remain open for the purchase and sale of our common stock.

By Order of the Board of Directors,

STEVEN H. HOLTZMAN

Chief Executive Officer

Cambridge, Massachusetts

April     , 2007

i

ii

INFINITY PHARMACEUTICALS, INC.

780 Memorial Drive

Cambridge, Massachusetts 02139

Proxy Statement for the 2007 Annual Meeting of Stockholders

To Be Held on May 30, 2007

This proxy statement contains information about the 2007 annual meeting of stockholders of Infinity Pharmaceuticals, Inc., including postponements and adjournments of the meeting. We are holding the meeting at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 on Wednesday, May 30, 2007 at 10:00 a.m., local time.

We are sending you this proxy statement in connection with the solicitation of proxies by our board of directors for use at the annual meeting.

We are mailing our Annual Report to Stockholders for the year ended December 31, 2006 with these proxy materials on or about April     , 2007.

You can find our Annual Report on Form 10-K for the year ended December 31, 2006 on the Internet at our website, www.ipi.com, or through the Securities and Exchange Commission’s electronic data system, called EDGAR, at www.sec.gov. You may also obtain a printed copy of our Annual Report on Form 10-K, free of charge, from us by sending a written request to: Investor Relations, Infinity Pharmaceuticals, Inc., 780 Memorial Drive, Cambridge, Massachusetts 02139.

DPI MERGER

On September 12, 2006, we completed our reverse merger in which a wholly-owned subsidiary of Discovery Partners International, Inc. or DPI, merged with Infinity Pharmaceuticals, Inc., or IPI, such that IPI became a wholly-owned subsidiary of DPI. In that transaction, IPI changed its name to Infinity Discovery, Inc., which we refer to as Old Infinity. In addition, DPI changed its name to Infinity Pharmaceuticals, Inc., or Infinity. Upon completion of the merger, approximately 14.4 million shares of Infinity common stock were issued to Old Infinity stockholders in exchange for their shares of Old Infinity capital stock, and Infinity assumed all of the stock options and warrants of Old Infinity outstanding as of September 12, 2006. Immediately following the closing of the merger, former Old Infinity stockholders, option holders and warrant holders owned approximately 69% of the combined company on a fully-diluted basis and former DPI stockholders, option holders and warrant holders owned approximately 31% of the combined company on a fully-diluted basis. After completion of the merger, the business conducted by the combined company became the one operated by Old Infinity prior to the merger. In addition, former Old Infinity directors constitute a majority of our current board of directors and all members of our current management team are from Old Infinity. Therefore, except as specifically identified, the information contained in this proxy statement with respect to periods prior to the merger reflects the business of Old Infinity, and not DPI, and the information contained in this proxy statement with respect to periods following the merger reflects the business of the combined company. Further, the terms “Infinity,” “we,” “us,” and “our” refer to the combined company after the merger, while “Old Infinity” refers to IPI prior to completion of the merger and “DPI” refers to Discovery Partners International, Inc. prior to completion of the merger.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q.	Who can vote at the annual meeting?	A.

To be able to vote, you must have been a stockholder of record at the close of business on April 2, 2007, the record date for our annual meeting. The number of outstanding shares entitled to vote at the meeting is            shares of common stock.

If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the annual meeting.

Q.	What are the voting rights of the holders of common stock?	A.	Each outstanding share of our common stock will be entitled to one vote on each matter considered at the annual meeting.

Q.	How do I vote?	A.	If you are a record holder, meaning your shares are registered in your name, you may vote:

(1)    By Submitting a Proxy Over the Internet or by Telephone: Follow the instructions on the enclosed proxy card to vote by accessing www.proxyvote.com or calling 1-800-690-6903. You must specify how you want your shares voted. Your shares will be voted according to your instructions.

(2)    By Submitting a Proxy By Mail: Complete and sign your enclosed proxy card and return it by mail in the enclosed postage prepaid envelope. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our board of directors.

(3) In Person at the Meeting: If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.

If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you may vote:

(1)    By Submitting Voting Instructions Over the Internet or by Telephone: You will receive instructions from your broker or other nominee if they permit Internet or telephone voting instructions. You should follow those instructions.

(2)    By Submitting Voting Instructions By Mail: You will receive instructions from your broker or other nominee explaining how you can submit voting instructions for your shares by mail. You should follow those instructions.

(3)    In Person at the Meeting: Contact your broker or other nominee who holds your shares to obtain a brokers’ proxy card and bring it with you to the meeting. You will not be able to vote in person at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote your shares.

Q.	Can I change my vote?	A.	Yes. You may revoke your proxy and change your vote at any time before the meeting. To do so, you must do one of the following:

(1) Submit a proxy over the Internet or by telephone as instructed above. Only your latest Internet or telephone proxy is counted.

(2) Sign a new proxy and submit it as instructed above. Only your latest dated proxy will be counted.

(3) Attend the meeting, request that your proxy be revoked and vote in person as instructed above. Attending the meeting will not revoke your proxy unless you specifically request it.

Q.	Will my shares be voted if I don’t return my proxy?	A.	If your shares are registered directly in your name, your shares will not be voted if you do not submit a proxy over the Internet or by telephone, return your proxy or vote by ballot at the meeting. If your shares are held in “street name,” your brokerage firm may, under certain circumstances, vote your shares if you do not return your proxy. Brokerage firms can vote customers’ unvoted shares on routine matters. If you do not return a proxy to your brokerage firm to vote your shares, your brokerage firm may, on routine matters, either vote your shares or return a proxy but leave your shares unvoted. Your brokerage firm cannot vote your shares on any matter that is not considered routine.

Proposal 1, the election of directors, and Proposal 4, the ratification of the selection of our independent registered public accounting firm, are both considered routine matters. However, Proposal 2, amendment and restatement of the certificate of incorporation, and Proposal 3, amendment of the by-laws, are not considered routine matters. We encourage you to provide voting instructions to your brokerage firm by giving your proxy to your brokerage firm. This ensures that your shares will be voted at the meeting according to your instructions. You should receive directions from your brokerage firm about how to submit your proxy to your brokerage firm at the time you receive this proxy statement.

Q.	How many shares must be present to hold the meeting?	A.

A majority of our outstanding shares of common stock must be present at the meeting to hold the meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are represented by proxy or that are represented in person at the meeting. For purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or does not vote on one or more of the matters to be voted upon.

If a quorum is not present, we expect to adjourn the meeting until we obtain a quorum.

Q.	What vote is required to approve each matter and how are votes counted?	A.

Proposal 1—Election of four Class I directors

To elect any of the nominees for director, stockholders holding a majority of the shares of our common stock present in person or represented by proxy and entitled to vote must vote FOR such nominee. You may:

•       vote FOR all four nominees;

•       vote FOR one or more nominees and WITHHOLD your vote from the remaining nominees; or

•       WITHHOLD your vote from all four nominees.

If your shares are held by your broker in street name, and you do not vote your shares, your brokerage firm may vote your unvoted shares on Proposal 1 or leave your shares unvoted. Broker non-votes are not voting power present and, therefore, will have no effect on the outcome of voting on this matter. Absentions are voting power present and, therefore, will have the effect of a vote against this matter.

Proposal 2—Amendment and Restatement of the Certificate of Incorporation

To approve Proposal 2, stockholders holding a majority of our outstanding shares of common stock on the record date must vote FOR the proposal. Proposal 2 is not considered a routine matter. Therefore, if your shares are held by your broker in street name, and you do not vote your shares, your brokerage firm cannot vote your shares on Proposal 2. Shares held in street name by brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 2 will not be counted as votes cast or shares voting on the proposal. If you vote to ABSTAIN on Proposal 2, your shares will not be voted for or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, broker non-votes and votes to ABSTAIN will have the same effect as votes against the proposal.

Proposal 3—Amendment of the By-laws

To approve Proposal 3, stockholders holding 66 2/3% of our outstanding shares of common stock on the record date must vote FOR the proposal. Proposal 3 is not considered a routine matter. Therefore, if your shares are held by your broker in street name, and you do not vote your shares, your brokerage firm cannot vote your shares on Proposal 3. Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 3 will not be counted as votes in favor of or against the proposal, and will also not be counted as votes cast or shares voting on the proposal. If you vote to ABSTAIN on Proposal 3, your shares will not be voted for or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, broker non-votes and votes to ABSTAIN will have the same effect as votes against the proposal.

Proposal 4—Ratification of Selection of Independent Registered Public Accounting Firm

To approve Proposal 4, stockholders holding a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote must vote FOR the proposal. If your shares are held by your broker in street name, and you do not vote your shares, your brokerage firm may vote your unvoted shares on Proposal 4. Broker non-votes are not voting power present and, therefore, will have no effect on the outcome of voting on this matter. Absentions are voting power present and, therefore, will have the effect of a vote against this matter.

Although stockholder approval of our Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider its selection of Ernst & Young LLP.

Q.	Are there other matters to be voted on at the meeting?	A.	We do not know of any other matters that may come before the meeting other than the election of four Class I directors, the approval of the amendment and restatement of our certificate of incorporation, the approval of the amendment of our by-laws and the ratification of the selection of our independent registered public accounting firm. If any other matters are properly presented at the meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matters.

Q.	Where can I find the voting results?	A.	We expect to report the voting results in our Quarterly Report on Form 10-Q for the quarter ending June 30, 2007, which we anticipate filing with the Securities and Exchange Commission in August 2007.

Q.	What are the costs of soliciting these proxies?	A.	We will bear the cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and in person, without additional compensation. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials.

Delivery of Security Holder Documents

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or telephone number: 780 Memorial Drive, Cambridge, Massachusetts 02139, Attention: Investor Relations; 617-453-1254. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of December 31, 2006, or such other date as indicated below, with respect to the beneficial ownership of our common stock by:

•	each person whom we know beneficially owns more than 5% of the outstanding shares of our common stock;

•	each of our directors and nominees for director;

•	each of our executive officers named below under the heading “Compensation of Executive Officers and Directors—Summary Compensation Table”; and

•	all of our directors and executive officers as a group.

The number of shares of our common stock owned by each person is determined under the rules of the Securities and Exchange Commission, or SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after December 31, 2006 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power, or shares such power with his or her spouse, with respect to the shares set forth in the following table. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Unless otherwise indicated, the address for each person is to the care of Infinity Pharmaceuticals, Inc., 780 Memorial Drive, Cambridge, Massachusetts 02139.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Owned	+	Common Stock Underlying Options Acquirable Within 60 days (1)	=	Total Beneficial Ownership (#)	Percentage of Common Stock Beneficially Owned (%) (2)
5% Stockholders
Entities affiliated with Prospect Venture Partners II, L.P.(3)	2,102,445		—		2,102,445	10.77%
Amgen Inc.(4)	1,447,485		—		1,447,485	7.41%
Novartis AG(5)	1,434,478		—		1,434,478	7.35%
T. Rowe Price Associates, Inc.(6)	1,244,078		—		1,244,078	6.37%
Entities affiliated with Venrock Associates(7)	1,176,284		—		1,176,284	6.03%
Entities affiliated with Advent Venture Partners LLP(8)	1,123,756		—		1,123,756	5.76%

Directors
Steven H. Holtzman(9)	229,823		50,348		280,171	1.43%
D. Ronald Daniel	13,261		2,210		15,471	*
Anthony B. Evnin, Ph.D.(7)	1,176,284		625		1,176,909	6.03%
Harry F. Hixson, Ph.D.	—		21,250		21,250	*
Eric S. Lander, Ph.D.(10)	82,758		2,210		84,966	*
Patrick Lee(8)	1,123,756		—		1,123,756	5.76%
Arnold J. Levine, Ph.D.(11)	18,787		3,092		21,879	*
Franklin H. Moss, Ph.D.(12)	56,128		2,210		58,338	*
Herm Rosenman	—		13,437		13,437	*
Vicki L. Sato, Ph.D.	11,051		10,308		21,359	*
James B. Tananbaum, Ph.D.(13)	1,552,198		625		1,552,823	7.95%
Michael C. Venuti, Ph.D.	50,000		7,187		57,187	*

Other Named Executive Officers
Julian Adams, Ph.D.(14)	125,532		66,127		191,659	*
Adelene Q. Perkins(15)	177,927		15,110		193,037	*
Craig Kussman(16)	—		—		—	—
Douglas A. Livingston, Ph.D.(17)	—		—		—	—
Richard C. Neale(18)	1,231		—		1,231	*
All directors and executive officers as a group (14 persons)(19)	4,617,505		194,739		4,812,244	24.64%

*	Represents holdings of less than one percent.
(1)	All stock options assumed by us pursuant to the Infinity Pharmaceuticals, Inc. Pre-Merger Stock Incentive Plan, which options we assumed pursuant to the agreement and plan of merger and reorganization dated as of April 11, 2006, by and among Infinity, Darwin Corp., a wholly owned subsidiary of Infinity, and Old Infinity, are subject to a right of early exercise, pursuant to which an optionee could exercise unvested stock options and receive, in lieu thereof, shares of restricted stock that are subject to a right of repurchase by us that lapses in accordance with the vesting schedule of the original option. However, for purposes of this table, options that will not vest within 60 days after December 31, 2006 have not been deemed exercisable or outstanding.
(2)	Percentage of common stock beneficially owned is based on 19,523,243 shares of our common stock outstanding as of December 31, 2006. In addition, shares of common stock subject to options currently exercisable, or exercisable within 60 days of December 31, 2006, are deemed outstanding and beneficially owned for the purpose of computing the percentage of common stock beneficially owned by (i) the individual holding such options (but not any other individual) and (ii) the directors and executive officers as a group.
(3)

Consists of 1,417,508 shares of common stock held by Prospect Venture Partners II, L.P. and 684,937 shares of common stock held by Prospect Venture Partners, L.P. The general partner of Prospect Venture

Partners II, L.P. is Prospect Management Co. II, L.L.C. The managing directors of Prospect Management Co. II, L.L.C., Dr. Tananbaum, David Schnell, Alexander Barkas and Russell Hirsch, share voting and investment power over the shares held of record by Prospect Venture Partners II, L.P. The general partner of Prospect Venture Partners, L.P. is Prospect Management Co., L.L.C. The managing directors of Prospect Management Co., L.L.C., David Schnell and Alexander Barkas, share voting and investment power over the shares held of record by Prospect Venture Partners, L.P. Each of the managing directors listed above disclaims beneficial ownership of the shares over which he shares voting and investment power, except to the extent of his pecuniary interest therein. The address of Prospect Venture Partners is 435 Tasso Street, Suite 200, Palo Alto, CA 94301.

(4)	The address of Amgen Inc. is One Amgen Center Drive, Thousand Oaks, CA 91320-1799. For information regarding Amgen Inc., we have relied on the Schedule 13G filed by Amgen Inc. with the SEC on February 7, 2007.
(5)	Consists of 1,134,809 shares of common stock held by Novartis Pharma AG and 299,669 shares of common stock held by Novartis BioVentures Ltd. Novartis AG, as the parent of each of Novartis Pharma AG and Novartis BioVentures Ltd., may be deemed to beneficially own such shares. The address of Novartis AG is Lichtstrasse 35, 4056-Basel, Switzerland. For information regarding Novartis AG, we have relied on the Schedule 13G filed by Novartis AG with the SEC on February 14, 2007.
(6)	For information regarding T. Rowe Price Associates, Inc., we have relied on the Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on February 14, 2007.
(7)	Consists of 211,504 shares of common stock held by Venrock Associates, 941,249 shares of common stock held by Venrock Associates III, L.P. and 23,531 shares of common stock held by Venrock Entrepreneurs Fund III, L.P. Venrock Associates is a limited partnership of which Dr. Evnin is a General Partner. The General Partners of Venrock Associates, Dr. Evnin, Michael Brooks, Eric Copeland, Bryan Roberts, Ray Rothrock, Anthony Sun and Michael Tyrrell, share voting and investment power with respect to securities held of record by Venrock Associates. Venrock Associates III, L.P. is a limited partnership of which Venrock Management III LLC is the General Partner. The Members of Venrock Management III LLC, Dr. Evnin, Michael Brooks, Eric Copeland, Linda Hanauer, Bryan Roberts, Ray Rothrock, Anthony Sun and Michael Tyrrell, share voting and investment power with respect to securities held of record by Venrock Associates III, L.P. Venrock Entrepreneurs Fund III, L.P. is a limited partnership of which VEF Management III LLC is the General Partner. The Members of VEF Management III LLC, Dr. Evnin, Michael Brooks, Eric Copeland, Bryan Roberts, Ray Rothrock, Anthony Sun and Michael Tyrrell, share voting and investment power with respect to securities held of record by Venrock Entrepreneurs Fund III, L.P. Dr. Evnin disclaims beneficial ownership of all such securities listed above, except to the extent of his pecuniary interest therein. The address of Venrock Associates is 30 Rockefeller Plaza, Room 5508, New York, NY 10112.
(8)	Consists of 5,499 shares of common stock held by Advent Management III Limited Partnership, 568,663 shares of common stock held by Advent Private Equity Fund III ‘A’, 278,648 shares of common stock held by Advent Private Equity Fund III ‘B’, 77,728 shares of common stock held by Advent Private Equity Fund III ‘C’, 152,889 shares of common stock held by Advent Private Equity Fund III ‘D’, 18,331 shares of common stock held by Advent Private Equity Fund III Affiliates and 21,998 shares of common stock held by Advent Private Equity Fund III GmbH Co. KG. Advent Venture Partners LLP owns 100% of Advent Management III Limited, which is General Partner of Advent Management III Limited Partnership, which is General Partner of each of Advent Private Equity Fund III ‘A’, Advent Private Equity Fund III ‘B’, Advent Private Equity Fund III ‘C’, Advent Private Equity Fund III ‘D’ and Advent Private Equity Fund III Affiliates. Advent Venture Partners LLP also owns 100% of Advent Limited. Advent Limited owns 100% of Advent Private Equity GmbH, which is General Partner of Advent Private Equity Fund III GmbH Co. KG. Voting and investment power over the shares held by each of the partnerships constituting Advent Private Equity Fund III is exercised by Advent Venture Partners LLP in its role as manager. The partners of Advent Venture Partners LLP are Mr. Lee, Jeryl Andrew, Peter Baines, Jerry Benjamin, David Cheesman, Frederic Court, Leslie Gabb, Mohammed Shahzad Ahmed Malik, Martin McNair, Raj Parekh, William Neil Pearce and Nicholas Teasdale. Mr. Lee disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Each fund disclaims beneficial ownership of the others’ shares. The address of Advent Venture Partners LLP is 25 Buckingham Gate, London, SW1E 6LD, United Kingdom.

(9)	Of the shares of common stock held by Mr. Holtzman, 54,871 shares were subject to a right of repurchase in our favor as of December 31, 2006.
(10)	Consists of 71,707 shares of common stock held by Dr. Lander and 11,051 shares of common stock held by the Lander-Weiner Family Trust, of which Dr. Lander serves as a trustee. Dr. Lander shares voting and investment power with the other trustee over the shares held by the Lander-Weiner Family Trust. Of the shares of common stock beneficially owned by Dr. Lander, 9,209 shares were subject to a right of repurchase in our favor as of December 31, 2006.
(11)	Of the shares of common stock held by Dr. Levine, 3,043 shares were subject to a right of repurchase in our favor as of December 31, 2006.
(12)	Consists of 22,974 shares of common stock held by Dr. Moss, and 33,154 shares of common stock held by Dr. Moss, together with Kimberley S. Moss, as joint tenants with the right of survivorship.
(13)	Consists of 134,690 shares of common stock held by a trust for which Dr. Tananbaum serves as trustee and has voting and investment power, and 1,417,508 shares of common stock held by Prospect Venture Partners II, L.P. Dr. Tananbaum is a managing director of Prospect Management Co. II, L.L.C., the general partner of Prospect Venture Partners II, L.P. Dr. Tananbaum disclaims beneficial ownership of the shares of common stock held by Prospect Venture Partners II, L.P., except to the extent of his pecuniary interest therein.
(14)	Of the shares of common stock held by Dr. Adams, 69,848 shares were subject to a right of repurchase in our favor as of December 31, 2006.
(15)	Of the shares of common stock held by Ms. Perkins, 46,656 shares were subject to a right of repurchase in our favor as of December 31, 2006.
(16)	Mr. Kussman served as the Chief Financial Officer and Senior Vice President, Finance and Administration of DPI prior to the closing of the merger but ceased to be an officer of DPI immediately prior to the closing of the merger.
(17)	Dr. Livingston served as the Senior Vice President, Chemistry of DPI prior to the closing of the merger but ceased to be an officer of DPI immediately prior to the closing of the merger.
(18)	Mr. Neale served as the Vice President, Business Operations and Alliances of DPI prior to the closing of the merger but ceased to be an officer of DPI immediately prior to the closing of the merger.
(19)	Mr. Kussman, Dr. Livingston and Mr. Neale were officers of DPI prior to the closing of the merger but ceased to be officers of DPI immediately prior to the closing of the merger. As such, the information, as of December 31, 2006, regarding the beneficial ownership of shares of our common stock by directors and executive officers of the company as a group does not include Mr. Kussman, Dr. Livingston and Mr. Neale.

PROPOSAL 1—ELECTION OF DIRECTORS

Our board of directors is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. The board has set the number of directors at twelve. There are four Class I directors, four Class II directors and four Class III directors. The Class I, Class II and Class III directors will serve until the annual meeting of stockholders to be held in 2010, 2008 and 2009, respectively, and until their respective successors are elected and qualified. If stockholders approve Proposal 2 to amend and restate our certificate of incorporation and Proposal 3 to amend our by-laws, in each case to declassify the board, whereby all directors would stand for re-election annually beginning at the 2008 annual meeting of stockholders, all Class I, Class II and Class III directors will stand for re-election each year thereafter.

The persons named in the enclosed proxy will vote to elect as Class I directors Drs. Lander, Moss and Tananbaum and Mr. Rosenman unless you indicate on your proxy that your shares should be withheld from one or more of the nominees. Each of the nominees is currently a member of our board of directors.

If they are elected, Drs. Lander, Moss and Tananbaum and Mr. Rosenman will each hold office until our annual meeting of stockholders in 2010 and until his successor is duly elected and qualified, subject to the approval of Proposals 2 and 3. Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the board of directors.

There are no family relationships between or among any of our officers or directors.

Below are the names, ages and certain other information of each member of the board of directors, including the nominees for election as Class I directors. Information with respect to the number of shares of common stock beneficially owned by each director, directly or indirectly, as of December 31, 2006 appears above under the heading “Stock Ownership of Certain Beneficial Owners and Management.”

Nominees for Term Expiring in 2010 (Class I Directors)

Eric S. Lander, Ph.D., age 50, has served as a member of our board of directors since September 2006. Dr. Lander was a co-founder of Old Infinity, and served as a member of its board of directors from 2001 until our merger with Old Infinity in September 2006. Dr. Lander has been a Professor and Associate Professor of Biology at the Massachusetts Institute of Technology since 1990 and a Professor of Systems Biology at Harvard Medical School since 2004. Dr. Lander has served as the founding Director of The Eli and Edythe L. Broad Institute, a biomedical research institute formed by MIT and Harvard University, since 2003 and as a member of the Whitehead Institute for Biomedical Research since 1989. From 1993 to 2003, Dr. Lander was the Director of the Whitehead/MIT Center for Genome Research. Dr. Lander is a founder and serves as a director of Millennium Pharmaceuticals, Inc., a publicly traded pharmaceutical company. Dr. Lander received an A.B. in Mathematics from Princeton University and a D.Phil. in Mathematics from Oxford University, which he attended as a Rhodes Scholar.

Franklin H. Moss, Ph.D., age 57, has served as a member of our board of directors since September 2006. Dr. Moss was a co-founder of Old Infinity and served as a member of its board of directors from 2001 until the merger. Since 1998, Dr. Moss has been President of Strategic Software Ventures, a firm that nurtures enterprise software startup companies, and since February 2006, Dr. Moss has served as Director of The Media Lab and Weisner Professor of Media Arts and Sciences at the Massachusetts Institute of Technology. From 2001 through 2003, Dr. Moss served as Chairman of the Informatics Advisory Board of Old Infinity. From 1991 to 1996, Dr. Moss served as Chief Executive Officer and Chairman of Tivoli Systems, a private software company sold to IBM in 1996. Prior to joining Tivoli Systems, Dr. Moss held a variety of positions with Lotus Development, Stellar Computer, Apollo Computer and IBM Research. Dr. Moss serves as a director of Tenacre Country Day School. Dr. Moss received a B.S. in Aerospace and Mechanical Sciences from Princeton University and a S.M. and Ph.D. in Aeronautics and Astronautics from the Massachusetts Institute of Technology.

Herm Rosenman, age 59, has served as a member of our board of directors since December 2003. Since 2001, Mr. Rosenman has been Vice President, Finance and Chief Financial Officer of Gen-Probe Incorporated, a publicly traded clinical diagnostics company. From 1997 to 2000, Mr. Rosenman was President and Chief Executive Officer of Ultra Acquisition Corp., a holding company with interests in consumer products. From 1994 to 1997, Mr. Rosenman was President and Chief Executive Officer of Radnet Management, Inc., a large diagnostic imaging company. Mr. Rosenman also serves as a director of ARYx Therapeutics, a private drug discovery company. Mr. Rosenman received his C.P.A. from New York State, a B.B.A. in Accounting and Finance from Pace College and an M.B.A. in Finance from The Wharton School, The University of Pennsylvania.

James B. Tananbaum, M.D., M.B.A., age 43, has served as a member of our board of directors since September 2006. Dr. Tananbaum was a co-founder of Old Infinity and served as a member of its board of directors from 2001 until the merger. From 2000 to the present, Dr. Tananbaum has served as a managing director of Prospect Venture Partners II, L.P. and Prospect Venture Partners III, L.P., venture partnerships he co-founded. From 1997 to 2000, Dr. Tananbaum served as Chief Executive Officer of Theravance, Inc., a publicly traded biopharmaceutical company. From 1993 to 1997, Dr. Tananbaum served as a partner of Sierra Ventures, a venture capital firm. Dr. Tananbaum also serves as a director of Jazz Pharmaceuticals, a private biopharmaceutical company, and the following publicly traded biopharmaceutical companies: Critical Therapeutics, Inc., Vanda Pharmaceuticals, Inc. and Novavax, Inc. Dr. Tananbaum received a B.S.E.E. from Yale University and an M.D. and M.B.A. from Harvard University.

Directors Whose Terms Expire in 2008 (Class II Directors)

D. Ronald Daniel, age 77, has served as a member of our board of directors since September 2006. Mr. Daniel served as a member of the board of directors of Old Infinity from 2001 until the merger. Since 1957, Mr. Daniel has held various positions with McKinsey & Company, Inc., a management consulting firm, including Managing Partner from 1976-1988. From 1989 to 2004, Mr. Daniel held numerous positions with Harvard University and its affiliated institutions, including Treasurer of Harvard University, Member of the Harvard Corporation, Member of the Board of Overseers, Chairman of the Board of Fellows of the Harvard Medical School and Chairman of the Harvard Management Company. Mr. Daniel also serves as a director of Ripplewood Holdings Japan International, a private equity firm, a trustee of Rockefeller University, Brandeis University and The Brookings Institution, and Chairman Emeritus of the Board of Trustees of Wesleyan University. Mr. Daniel received a B.A. in mathematics from Wesleyan University and an M.B.A. from the Harvard Graduate School of Business Administration. Mr. Daniel also holds an Honorary Doctor of Humane Letters from Wesleyan University and Honorary Doctor of Laws from Harvard University.

Patrick Lee, age 51, has served as a member of our board of directors since September 2006. Mr. Lee served as a member of the board of directors of Old Infinity from 2001 until the merger. Mr. Lee is a General Partner of Advent Venture Partners, a venture capital firm, and has been employed by Advent Venture Partners since 1999. Prior to joining Advent Venture Partners, from 1989 to 1999, Mr. Lee held various positions with Rhone-Poulenc Rorer in the U.S., and Rhone Poulenc in Paris, France, where he was most recently Group Vice President for Mergers & Acquisitions. Prior to that he had been with Baxter International and Booz Allen and Hamilton. Mr. Lee received a B.A. in Biology from Vassar College and an M.B.A. from the Stanford Graduate School of Business.

Arnold J. Levine, Ph.D., age 67, has served as a member of our board of directors since September 2006. Dr. Levine served as a member of the board of directors of Old Infinity from 2001 until the merger. Since 2002, Dr. Levine has been a Professor at The Cancer Institute of New Jersey, Robert Wood Johnson School of Medicine and a Professor at the Institute for Advanced Study. From 1998 to 2002, Dr. Levine was President of Rockefeller University. Prior to joining Rockefeller University, Dr. Levine was the Harry C. Weiss Professor in the Life Sciences and Chairman of the Department of Molecular Biology at Princeton University from 1984 to

1996. Dr. Levine also serves as a director of Theravance, Inc., and Applera Corporation, publicly-traded life science companies. Dr. Levine received a B.A. in Biology from Harpur College, State University of New York at Binghamton and a Ph.D. in Microbiology from The University of Pennsylvania.

Michael C. Venuti, Ph.D., age 53, has served as a member of our board of directors since May 2003. Since January 2007, Dr. Venuti has been serving as a consultant to TPG Growth Biotech Ventures. Prior to the merger, he served as Chief Scientific Officer of DPI from April 2005 to November 2006 and as Acting Chief Executive Officer of DPI from November 2005 until the closing of the merger in September 2006. From 2001 to 2005, Dr. Venuti served as Senior Vice President of Pharmacogenomics and previously had been Senior Vice President of Research and General Manager at Celera South San Francisco, an Applera company, when Applera Corporation acquired Axys Pharmaceuticals in 2001. From 1994 to 2001, Dr. Venuti held various research management positions within Axys Pharmaceuticals, Inc., a publicly traded drug discovery and development company, and its predecessor company, Arris Pharmaceutical Corporation. Dr. Venuti has also held an appointment as Adjunct Professor of Chemistry in the Department of Pharmaceutical Chemistry at the University of California, San Francisco since 1992. Dr. Venuti received an A.B. in Chemistry from Dartmouth College and a Ph.D. in Organic Chemistry from the Massachusetts Institute of Technology. Dr. Venuti completed post doctoral training at the Institute of Organic Chemistry at Syntex Research, Palo Alto, California.

Directors Whose Terms Expire in 2009 (Class III Directors)

Anthony B. Evnin, Ph.D., age 66, has served as a member of our board of directors since September 2006. Dr. Evnin served as a member of the board of directors of Old Infinity from 2001 until the merger. Since 1980, Dr. Evnin has served as Managing General Partner of Venrock Associates, a venture capital firm, and has been employed by Venrock Associates since 1974. Dr. Evnin also serves as a director of several private companies, as well as the following publicly-traded biopharmaceutical companies: Icagen, Inc.; Memory Pharmaceuticals Corp.; Pharmos Corporation; Renovis, Inc.; Coley Pharmaceuticals, Inc.; and Sunesis Pharmaceuticals, Inc. Dr. Evnin received an A.B. in Chemistry from Princeton University and a Ph.D. in Chemistry from the Massachusetts Institute of Technology.

Harry F. Hixson, Jr., Ph.D., age 68, has served as a member of our board of directors since May 2001 and served as Chairman from November 2005 until September 2006. Dr. Hixson is currently Chairman of BrainCells, Inc., a private biopharmaceutical company, and served as Chief Executive Officer from its founding until 2005. From 1998 to 2002, Dr. Hixson served as Chief Executive Officer of Elitra Pharmaceuticals, a private biopharmaceutical company, and as its Chairman from 1998 to 2003. Dr. Hixson was employed by Amgen Inc., a publicly-traded biopharmaceutical company, from 1985 to 1991 and served as a Director and as the President and Chief Operating Officer of Amgen. Dr. Hixson was employed by Abbott Laboratories, a publicly-traded biopharmaceutical company, from 1974 through 1984 in various research and development and general management positions in the United States and Japan. Dr. Hixson is also Chairman of SEQUENOM, a publicly-traded human genetics products and services company, and a director of Arena Pharmaceuticals, a publicly-traded pharmaceutical company. Dr. Hixson received a B.S. in Chemical Engineering from Purdue University, an M.B.A. from The University of Chicago and a Ph.D. in Physical Biochemistry from Purdue University. Dr. Hixson has also received an Honorary Doctor of Science degree from Purdue University.

Steven H. Holtzman, age 53, has served as Infinity’s Chief Executive Officer and as Chair of Infinity’s board of directors since September 2006. Mr. Holtzman was a co-founder of Old Infinity and served as Chair of its board of directors and as its Chief Executive Officer from 2001 until the merger. Mr. Holtzman also served as President of Old Infinity from July 2001 to February 2006. From 1994 to 2001, Mr. Holtzman served as Chief Business Officer of Millennium Pharmaceuticals, Inc., a publicly traded pharmaceutical company. From 1996 to 2001, Mr. Holtzman served as a presidential appointee to the National Bioethics Advisory Commission, the principal advisory body to the President and Congress on ethical issues in the biomedical and life sciences. Prior to joining Millennium Pharmaceuticals, Inc., from 1986 to 1994, Mr. Holtzman was a founder and Executive Vice President of DNX Corporation, a publicly traded biotechnology company. Mr. Holtzman is a director of

Anadys Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, and a trustee of The Hastings Center for Ethics and the Life Sciences and Berklee College of Music. Mr. Holtzman received a B.A. in Philosophy from Michigan State University and a B.Phil. in Philosophy from Oxford University, which he attended as a Rhodes Scholar.

Vicki L. Sato, Ph.D., age 58, has served as a member of our board of directors since September 2006. Dr. Sato served as a member of the board of directors of Old Infinity from 2001 until the merger. Dr. Sato is currently a professor at Harvard University. From 1992 to 2005, Dr. Sato held various positions with Vertex Pharmaceuticals, Inc., a publicly-traded pharmaceutical company, most recently serving as President from 2000 to 2005. Prior to joining Vertex Pharmaceuticals, Inc., from 1984 to 1992, Dr. Sato held various positions with Biogen, Inc., a publicly traded biotechnology company, most recently serving as Vice President of Research and a member of the Scientific Advisory Board. Since 1993, Dr. Sato has served on the Board of Tutors, Department of Biochemistry and Molecular Biology at Harvard University, and also served as an Assistant Professor and Associate Professor in the Department of Biology at Harvard University from 1975 to 1983. Dr. Sato is a business advisor to Atlas Ventures, a venture capital firm, and other enterprises in the biotechnology and pharmaceutical industries. Dr. Sato serves as an overseer of the Isabella Stewart Gardner Museum and is a trustee of Jose Mateo’s Ballet Theatre. Dr. Sato serves as a director of Bristol-Myers Squibb Company and Alnylam Pharmaceuticals, Inc., publicly traded biopharmaceutical companies, and Perkin-Elmer, Inc., a diversified company with businesses in the life and analytical sciences and optoelectronics. Dr. Sato received an A.B. in Biology from Radcliffe College and a M.A. and Ph.D. in Biology from Harvard University.

CORPORATE GOVERNANCE

General

This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our corporate governance guidelines, committee charters and code of business conduct and ethics described below are available on our website, www.ipi.com. Alternatively, you can request a copy of any of these documents by writing to: Investor Relations, Infinity Pharmaceuticals, Inc., 780 Memorial Drive, Cambridge, Massachusetts 02139. Our board of directors believes that good corporate governance is important to ensure that Infinity is managed for the long-term benefit of our stockholders.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of Infinity and our stockholders. These guidelines, which provide a framework for the conduct of the board’s business, provide that:

•	the principal responsibility of the directors is to oversee our management;

•	a majority of the members of the board shall be independent directors, unless otherwise permitted by Nasdaq rules;

•	the independent directors meet at least twice a year and at other times at the request of any independent director;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors; and

•	at least annually, the board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of Messrs. Daniel, Lee or Rosenman or Drs. Evnin, Hixson, Lander, Levine, Moss, Sato or Tananbaum has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the Nasdaq Stock Market, Inc. Marketplace Rules.

Director Nomination Process

The process followed by the independent members of our board to identify and evaluate candidates includes requests to independent directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the board.

In considering whether to recommend to our board of directors any particular candidate for inclusion in the board’s slate of recommended director nominees, including candidates recommended by stockholders, the independent members of our board apply the criteria as set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The independent members of our board do not assign specific weights to particular criteria and no particular criterion is a prerequisite for each nominee. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

Stockholders may recommend individuals to the independent members of our board for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made to the independent members of our board, c/o Gerald E. Quirk, Esq., Vice President and General Counsel, Infinity Pharmaceuticals, Inc., 780 Memorial Drive, Cambridge, Massachusetts 02139. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the independent members of our board will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by others.

Our stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the independent members of our board or the full board of directors, by following the procedures set forth under “Stockholder Proposals for the 2008 Annual Meeting.”

At the annual meeting, stockholders will be asked to consider the election of Mr. Rosenman and Drs. Lander, Moss and Tananbaum, each of whom is being nominated for re-election to the board.

Board Meetings and Attendance

Our board of directors currently consists of the 12 directors listed under Proposal 1 above. Prior to the closing of the merger, the board of directors of DPI consisted of five directors: Sir Colin T. Dollery, FmedSci, Harry F. Hixson, Jr., Ph.D., Alan J. Lewis, Ph.D., Herm Rosenman and Michael C. Venuti, Ph.D. Sir Dollery and Dr. Lewis resigned from the board of directors of DPI immediately prior to the closing of the merger.

Our board of directors held 12 meetings, either in person or by teleconference, during the year ended December 31, 2006, or “Fiscal 2006”. Of the 12 meetings our board of directors held in Fiscal 2006, nine were held prior to the closing of the merger and three were held after the closing of the merger. During Fiscal 2006, each director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees on which he or she then served, except that each of Dr. Levine and Dr. Sato attended two of the three meetings, or 67% of the meetings, of our board of directors held after the closing of the merger, the period of time during which they served on our board of directors. Neither Dr. Levine nor Dr. Sato served on any committees of our board of directors during Fiscal 2006. Dr. Lander attended two of the three meetings of our board of directors and was absent from the one meeting of our Corporate Governance Committee held after the closing of the merger, the period of time during which he served on our board of directors and Corporate Governance Committee. As such, Dr. Lander attended 50% of the aggregate of the number of board meetings and committee meetings on which he then served. Drs. Lander, Levine and Sato were each absent from the same meeting of the board of directors, which meeting was previously unplanned and was scheduled on short notice to approve matters incident to the filing of our quarterly report on Form 10-Q for the quarter ended September 30, 2006.

Director Attendance at Annual Meeting of Stockholders

We do not have a policy with regard to board members’ attendance at annual meetings.

All of the directors of DPI who were serving at the time of the 2006 annual meeting of stockholders of DPI attended the 2006 annual meeting of stockholders of DPI.

Board Committees

Our board of directors currently has three standing committees—Audit, Compensation and Corporate Governance.

Audit Committee

The Audit Committee provides the opportunity for direct contact between our independent registered public accounting firm and the board, and has the following principal duties:

•	appointing, approving the services provided by and the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from the firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal control function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal control staff, independent registered public accounting firm and management; and

•	preparing the Audit Committee report required by SEC rules (which is included on page 19 of this proxy statement).

The current members of the Audit Committee are Messrs. Rosenman (Chair), Daniel and Lee. Our board of directors has determined that Mr. Rosenman is an “Audit Committee financial expert” as defined in Item 401(h) of Regulation S-K and that each of Messrs. Rosenman, Daniel and Lee is independent as such term is defined under the applicable rules of the Nasdaq Stock Market and as is contemplated by Rule 10A-3 under the Exchange Act.

Prior to the closing of the merger, the members of the Audit Committee of the board of directors of DPI were Mr. Rosenman (Chairman), Sir Dollery and Dr. Lewis.

The Audit Committee held five meetings in 2006. See “Report of the Audit Committee” below.

The Audit Committee is authorized to retain advisors and consultants and to compensate them for their services.

Compensation Committee

Our Compensation Committee, among other things, provides recommendations to the board regarding our compensation programs, and has the following principal duties:

•	reviewing and approving, or making recommendations to the board with respect to, the compensation of our Chief Executive Officer and our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our incentive-compensation and equity-based plans that are subject to approval by the board;

•	reviewing and making recommendations to the board with respect to director compensation;

•	reviewing, discussing with management and recommending to the board the Compensation Discussion and Analysis required by SEC rules (which is included on page 24 of this proxy statement); and

•	preparing the Compensation Committee report required by SEC rules (which is included on page 42 of this proxy statement).

The current members of the Compensation Committee are Dr. Evnin (Chair), Mr. Lee and Dr. Moss. Our board has determined that each of Dr. Evnin, Mr. Lee and Dr. Moss is independent as defined under the applicable Nasdaq rules. During Fiscal 2006, Dr. Moss was not independent, as defined under applicable Nasdaq rules, because he was employed by Old Infinity in 2003. In connection with the closing of the merger, our board of directors determined that Dr. Moss’s membership on the compensation committee was in the best interest of Infinity and its stockholders based on his individual qualifications and his membership on the board of directors of Old Infinity.

Prior to the closing of the merger, the members of the Compensation Committee of the board of directors of DPI were Dr. Lewis (Chairman), Sir Dollery and Dr. Hixson.

The Compensation Committee held nine meetings during 2006.

The Compensation Committee is authorized to retain advisors and consultants and to compensate them for their services.

Prior Nominating and Corporate Governance Committee

Prior to the closing of the merger, the board of directors of DPI had a Nominating and Corporate Governance Committee, which was comprised of Drs. Hixson (Chairman) and Lewis and Mr. Rosenman.

Effective upon the closing of the merger, the board of directors established a Corporate Governance Committee, and since that time, the board of directors has not had a committee that performs the function of nominating directors. The board of directors believes that it is appropriate to not have a nominating committee because the independent members of our board of directors are capable of identifying and evaluating candidates to serve on our board of directors and selecting director nominees. Our board of directors may from time to time consider whether to establish a nominating committee. The independent members of our board of directors, Messrs. Daniel, Lee and Rosenman and Drs. Evnin, Hixson, Lander, Levine, Moss, Sato and Tananbaum, participate in the current procedure for nominating directors to our board as set forth above under the heading “Director Nomination Process.” Because Mr. Holtzman, our chair and chief executive officer, and Dr. Venuti, who served as an officer of DPI prior to the merger, are not independent directors, they do not participate in the nomination of directors.

The Nominating and Corporate Governance Committee of the board of directors of DPI held two meetings in 2006 prior to the closing of the merger.

Current Corporate Governance Committee

Our Corporate Governance Committee has the following principal responsibilities:

•	developing and recommending to the board corporate governance principles; and

•	overseeing annual evaluations of the board.

The current members of the Corporate Governance Committee are Drs. Tananbaum (Chair), Hixson, Lander and Venuti.

The Corporate Governance Committee, which was established upon completion of the merger, held one meeting in 2006.

The Corporate Governance Committee is authorized to retain advisors and consultants and to compensate them for their services.

Executive and Director Compensation Processes

The Compensation Committee of our board of directors oversees our compensation program. In this role, the Compensation Committee determines and, after consultation with the entire board of directors, approves annually all compensation decisions relating to our executive officers.

In addition, in accordance with its charter, our Compensation Committee periodically reviews and makes recommendations to the board of directors with respect to director compensation.

The following is an overview of our processes and procedures for the consideration and determination of executive compensation. For a more detailed discussion of executive compensation, including our processes and procedures for the consideration and determination of executive compensation, please see “Compensation Discussion and Analysis” beginning on page 24 below.

Annually, our approximately 20-member leadership team prepares and submits for approval by the board of directors a set of annual corporate goals. Upon ratification of the overall corporate goals, typically in the first quarter of each calendar year, departmental and individual goals are set focusing on contributions that facilitate the achievement of these company goals.

The same approximately 20-member leadership team, on an annual basis, typically around the first of the year, then evaluates company performance against the goals for the recently completed year. This assessment by the leadership team is then presented to the Compensation Committee for its review. The Compensation Committee has the discretion to determine that company performance against goals was achieved at a level other than the one recommended by our leadership team. The Compensation Committee may review, and historically has reviewed, its assessment with the board of directors, although it is not required to do so. In addition to evaluating company performance, during the first quarter of each year, we evaluate individual performance for the recently completed year. In the case of our executive officers, Dr. Adams and Ms. Perkins submit their respective self-assessments to Mr. Holtzman, who prepares their written assessments. Mr. Holtzman prepares a written self-assessment and submits it to the chair of the Compensation Committee, who prepares an evaluation of Mr. Holtzman’s performance.

The following is a discussion of certain authority that the Compensation Committee has delegated to a committee and the authority of the Compensation Committee with respect to compensation consultants.

The Compensation Committee has delegated to the Stock Option Administration Committee, comprised solely of Mr. Holtzman, our Chief Executive Officer, the authority to grant stock options and restricted stock under our 2000 Stock Incentive Plan, subject to the following limitations. The Stock Option Administration Committee is not authorized to: (a) grant options or restricted stock to our executive officers, (b) grant to any person, in any one calendar year, options and/or restricted stock with respect to more than 50,000 shares of our common stock, (c) grant in the aggregate in any one fiscal quarter, options and/or restricted stock with respect to more than 250,000 shares of our common stock or (d) grant options with an exercise price, or restricted stock with a purchase price, that is below the fair market value of our common stock on the date of grant (as determined under our 2000 Stock Incentive Plan). The Stock Option Administration Committee must report to the Compensation Committee on a quarterly basis regarding the options and restricted stock granted during the prior quarter.

The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation.

Communicating with the Independent Directors

Our board of directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Our Lead Outside Director is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as she considers appropriate. Dr. Sato currently serves as our Lead Outside Director.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Lead Outside Director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board of directors should address such communications to Board of Directors, c/o Gerald E. Quirk, Esq., Vice President and General Counsel, Infinity Pharmaceuticals, Inc., 780 Memorial Drive, Cambridge, MA 02139, or by email to contactboard@ipi.com.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. We have posted a copy of the code on our website, www.ipi.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq Stock Market listing standards concerning any amendments to, or waivers of, our code.

Audit-Related Matters

On September 12, 2006, we completed our reverse merger in which DPI merged with Old Infinity, such that Old Infinity became a wholly-owned subsidiary of DPI, which changed its name to Infinity Pharmaceuticals, Inc. After completion of the merger, the business conducted by the combined company became the one operated by Old Infinity prior to the merger. Since former Old Infinity security holders owned, immediately following the merger, approximately 69% of the combined company on a fully-diluted basis, and as a result of certain other factors, including that former Old Infinity directors constituted a majority of the combined company’s board of directors and all members of the combined company’s executive management were from Old Infinity, Old Infinity was deemed to be the acquiring company for accounting purposes and the transaction was accounted for as a reverse acquisition of assets and a recapitalization in accordance with accounting principles generally accepted in the United States. Accordingly, for all purposes, including SEC reporting, our financial statements for periods prior to the merger reflect the historical results of Old Infinity, and not DPI, and our financial statements for all subsequent periods reflect the results of the combined company. Therefore, the sections below entitled “Report of the Audit Committee” and “Auditors’ Fees” relate to the audits of the financial statements of Old Infinity for periods prior to the completion of the merger.

Report of the Audit Committee

The Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2006 and has discussed these financial statements with our management and independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, Ernst & Young LLP, our independent registered public accounting firm, various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has discussed with the independent registered public accounting firm its independence from Infinity.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006.

By the Audit Committee of the Board of Directors

Herm Rosenman (Chair)

D. Ronald Daniel

Patrick Lee

Auditors’ Fees

The following table summarizes the fees of Ernst & Young LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

Fee Category	Fiscal 2006	Fiscal 2005
Audit Fees(1)	$694,675	$80,367
Audit-Related Fees(2)	$120,504	$1,500
Tax Fees(3)	$39,830	$28,960
Total Fees	$857,015	$112,832

(1)	Audit fees consist of fees for the audit of our financial statements, and, for 2006, the review of the interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements. In addition, for 2006, audit fees include fees related to the preparation of registration statements on Forms S-3, S-4 and S-8 and fees related to Ernst & Young LLP’s audit of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.
(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services primarily relate to a subscription to an online database managed by Ernst & Young LLP and, for 2006, financial due diligence associated with the merger.
(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. These services primarily relate to preparation of state and federal tax returns. In addition, for 2006, tax fees include fees related to analyses by Ernst & Young LLP related to (i) Section 382 of the Internal Revenue Code of 1986, (ii) the possible formation of a Massachusetts Securities Corporation and (iii) tax treatment of a collaboration we entered into with MedImmune, Inc.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve any audit or non-audit service to be provided to Infinity by our independent registered public accounting firm. Any approval of services by the Chair of the Audit Committee pursuant to this delegated authority must be reported on at the next meeting of the Audit Committee.

During Fiscal 2006, no services were provided to us by Ernst & Young LLP or any other accounting firm other than in accordance with the pre-approval policies and procedures described above.

TRANSACTIONS WITH RELATED PERSONS

Letter Agreements Regarding Loan Forgiveness

Effective as of March 31, 2006, Old Infinity entered into letter agreements with each of Mr. Holtzman, Dr. Adams and Ms. Perkins, pursuant to which it agreed to forgive certain indebtedness of each executive officer (including, in the case of Dr. Adams, certain indebtedness transferred to his former spouse) in exchange for which each executive officer agreed to subject certain shares of common stock held by such executive officer to a right of repurchase in favor of Old Infinity for a period of two years. Such shares of Old Infinity common stock were exchanged for shares of our common stock in the merger. The following sets forth the amount of indebtedness of each officer that was forgiven and the number of shares of common stock subject to a right of repurchase as a result of the loan forgiveness as of December 31, 2006:

Name	Total Amount of Forgiven Principal and Interest	Number of Shares of Common Stock Subject to Repurchase as of December 31, 2006
Steven H. Holtzman	$364,874	41,563
Julian Adams, Ph.D.	$311,240	35,313
Adelene Q. Perkins	$81,154	9,219

Severance Agreement with Michael C. Venuti, Ph.D.

On April 19, 2006, DPI approved an executive retention and severance agreement with Michael C. Venuti, Ph.D., the Acting Chief Executive Officer of DPI at the time, under which he was entitled to receive a retention bonus consisting of a cash amount of up to $25,000, which amount became due and was paid by us upon the completion of the merger. In addition, the executive retention and severance agreement with Dr. Venuti entitled him to the acceleration in full of the vesting of 50,000 shares of restricted stock held by Dr. Venuti upon the completion of the merger, the value of which acceleration is identified as $752,000 in the Option Exercises and Stock Vested Table located below under the heading “Compensation of Executive Officers and Directors.” In addition, in connection with the merger, Dr. Venuti received $379,363 in severance and change-in-control payments.

License Agreement with Amgen Inc.

On July 7, 2006, Old Infinity entered into a license agreement with Amgen Inc., or Amgen, who, at the time of execution of the agreement, was a holder of more than 5% of the outstanding shares of capital stock of Old Infinity, and who was, as of December 31, 2006, a holder of more than 5% of the outstanding shares of our common stock. Pursuant to, and in accordance with the terms of, the license agreement, we have granted to Amgen a non-exclusive worldwide license to use a proprietary collection of small molecules in its internal drug discovery activities. Amgen has paid us a $2.5 million upfront license fee and has agreed to make milestone payments of up to an aggregate of $31.35 million for each product that Amgen develops and successfully commercializes based upon a licensed compound, assuming that Amgen achieves specified clinical and regulatory objectives. Amgen has also agreed to make additional milestone payments of up to an aggregate of $12.0 million for each product that Amgen develops and successfully commercializes based upon a specified subset of the licensed compounds, assuming that Amgen achieves specified clinical and regulatory objectives for those licensed compounds. Finally, Amgen has agreed to make success payments totaling up to an aggregate of $6.0 million if Amgen achieves specified research and/or intellectual property objectives and to pay royalties on sales of any products. Subject to earlier termination in accordance with the terms of the agreement, the agreement will expire upon the later of Amgen’s permanent cessation of all research and development activities under the agreement or the expiration of the final royalty term, unless earlier terminated.

Collaboration Agreement with Novartis Institutes for BioMedical Research, Inc.

On February 24, 2006, Old Infinity entered into a collaboration agreement with Novartis Institutes for BioMedical Research, Inc., or Novartis, to discover, develop and commercialize drugs targeting Bcl protein family members for the treatment of a broad range of cancer indications. At the time of execution of the agreement, Novartis AG, an affiliate of Novartis, was the beneficial owner of more than 5% of the outstanding shares of capital stock of Old Infinity, and, as of December 31, 2006, Novartis AG was the beneficial owner of more than 5% of the outstanding shares of our common stock. Under the terms of the agreement, we have granted to Novartis an exclusive, worldwide license to research, develop and commercialize pharmaceutical products that are based upon our proprietary Bcl inhibitors. Novartis paid us $15.0 million in upfront license fees and has committed research funding of approximately $10.0 million during the initial two-year research term. The research term may be extended for up to two additional one-year terms at the discretion of Novartis, and Novartis will agree to fund additional research during any extension period in an amount to be agreed upon. Assuming that the strategic alliance continues for its full term and specified research, development and commercialization milestones are achieved for multiple products for multiple indications, Novartis has agreed to make milestone payments totaling over $370.0 million, such that total payments to us could exceed $400.0 million. In addition, Novartis has agreed to pay us royalties upon successful commercialization of any products developed under the alliance. In connection with the agreement, Novartis Pharma AG purchased a specified number of shares of preferred stock of Old Infinity, which were converted into 266,310 shares of our common stock upon the closing of the merger. Pursuant to the agreement, we are conducting joint research with Novartis to identify molecules for clinical development. Novartis will have responsibility for clinical development and commercialization of any products based upon compounds discovered under the joint research program. However, we may request to participate in clinical development and if such request is agreed upon by Novartis, then Novartis will fund agreed-upon development costs incurred by us. We also have a non-exclusive right to detail Bcl-2 family inhibitor products in the United States, with our detailing costs to be reimbursed by Novartis.

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS

Our board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is not inconsistent with our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 dollars or 5% of the annual consolidated gross revenues of the other entity that is a party to the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

The Compensation Committee of our board of directors oversees our compensation program. In this role, the Compensation Committee determines and, after consultation with the entire board of directors, approves annually all compensation decisions relating to our executive officers.

Our Executive Officers

Our current executive officers are Steven H. Holtzman, Chair and Chief Executive Officer, Julian Adams, Ph.D., President and Chief Scientific Officer, and Adelene Q. Perkins, Executive Vice President and Chief Business Officer, all of whom were executive officers of Old Infinity. In the executive compensation tables below, pursuant to the requirements of the proxy disclosure rules of the SEC, we also include information with respect to the following former officers of DPI: Michael C. Venuti, Ph.D., Craig Kussman, Douglas A. Livingston, Ph.D. and Richard C. Neale. For a further discussion of the compensation of the executive officers of Old Infinity and DPI, please see “—Transactions Associated with the DPI Merger” beginning on page 31 below.

Objectives and Philosophy of our Compensation Program

The primary objectives of the Compensation Committee with respect to compensation for all of our employees (whom we call citizen-owners) are to:

•	attract, retain and motivate the highest caliber scientists and business people to develop and execute our business plan;

•	ensure that compensation aligns our citizen-owners with our corporate strategy and business objectives;

•	promote the achievement of key scientific, business, organizational and operational goals by linking contingent cash compensation and long-term equity incentives to the achievement of these goals; and

•	align incentives with the creation of shareholder value.

To achieve these objectives, the Compensation Committee evaluates our compensation program with the goal of setting compensation at levels the committee believes are competitive with those of other companies in our industry that compete with us for talent. In addition, our compensation program ties a substantial portion of our executive officers’ overall compensation to key scientific, business, organizational and operational goals such as:

•	progress in our clinical trials and research programs;

•	implementation of appropriate financing strategies;

•	establishment of value-creating strategic alliances;

•	addition and development of internal competencies and retention of high-performing citizen-owners; and

•	achievement of desired financial performance.

We also provide a portion of our compensation in the form of stock options that vest over time. We believe this helps to retain our citizen-owners, including our executive officers, and aligns their interests with those of our non-employee stockholders by allowing them to participate in the longer term success of our company as reflected in stock price appreciation.

In making compensation decisions regarding our executive officers, the Compensation Committee compares our executive compensation with the compensation of executives in similar roles in peer companies. We obtain this information through biopharmaceutical industry compensation surveys such as the Radford 2006 Biotechnology Survey and, for publicly-traded companies, SEC filings. In addition, following completion of the merger, our management recommended to the Compensation Committee that, in light of the fact that our citizen-owners were now part of a larger company with publicly-traded stock, the form and structure of our overall compensation program be reassessed. In particular, management recommended that our compensation program be evaluated by reference to a peer group of publicly traded companies in the biotechnology industry. The Compensation Committee believes that this peer group of companies is generally comparable to us by virtue of their similar size, geographic location, market capitalization, stage of development or oncology focus, or some combination of the foregoing, and that we could be competitors with many of these companies for executive talent. The companies included in this peer group are:

•       Anadys Pharmaceuticals, Inc.

•       Array BioPharma, Inc.

•       Coley Pharmaceutical Group, Inc.

•       CombinatorX, Inc.

•       Curis, Inc.

•       Cytokinetics, Inc.

•       Idenix Pharmaceuticals, Inc.

•       Memory Pharmaceuticals Corp.

•       Micromet, Inc.

• Momenta Pharmaceuticals, Inc. • Novacea, Inc. • Pharmion Corp. • Renovis, Inc. • Santarus, Inc. • Sunesis Pharmaceuticals, Inc. • Targacept, Inc. • Vanda Pharmaceuticals, Inc. • Xenoport, Inc.

We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation. Our Compensation Committee’s charter, however, expressly authorizes the Compensation Committee to retain and terminate any compensation consultant and to approve the fees and other terms associated with the engagement of such compensation consultant.

Performance Evaluation Process

Annually, our approximately 20-member leadership team prepares and submits for approval by the board of directors a set of annual corporate goals. These corporate goals are directed to specific scientific, business, organizational and operational objectives and represent, in many cases, “stretch” goals that may prove difficult to achieve. Upon ratification of the overall corporate goals, typically in the first quarter of each calendar year, departmental and individual goals are set focusing on contributions that facilitate the achievement of these company goals.

For 2006, our company goals included:

•

advancing our product development pipeline, including completion of Phase I clinical trials of IPI-504, our lead product candidate which targets heat shock protein 90, or Hsp90, and filing an investigational new drug application for a lead compound targeting the Hedgehog cell-signaling pathway, or the Hedgehog pathway;

•	effectively executing under our technology access alliances;

•	entering into a strategic alliance around one of our key product development programs; and

•	ending the year with sufficient cash to fund operations for between one and two years.

The same approximately 20-member leadership team, on an annual basis, typically around the end of the year, then evaluates company performance against the goals for that year. With respect to company performance, our leadership team conducts a qualitative and quantitative assessment of the company’s overall performance against goals at one of the following levels:

•

below industry standards, or performance that neither resulted in the achievement of the stated goals, nor was consistent with performance that should reasonably be expected of a biotechnology company of comparable size, resources or stage of development;

•

met industry standards, or performance that resulted in the stated goals substantially being met and which was consistent with performance that should reasonably be expected of a biotechnology company of comparable size, resources and stage of development;

•

met Infinity expectations, or performance that exceeded industry standards and met essentially all of our goals (including some “stretch” goals) and exceeded some of them, with any failure to achieve a major goal being the result of factors outside of our reasonable control; and

•	exceeded Infinity expectations, or performance that far exceeded industry standards and resulted in our goals largely being exceeded.

This assessment by the leadership team is then presented to the Compensation Committee for its review. The Compensation Committee has the discretion to determine that company performance against goals was achieved at a level other than the one recommended by our leadership team. The Compensation Committee may review, and historically has reviewed, its assessment with the board of directors, although it is not required to do so.

In January 2007, the Compensation Committee determined that we performed in a manner that “exceeded Infinity expectations” during 2006, and that we did so convincingly. In making this determination, the Compensation Committee considered the following achievements:

•

IPI-504 being well tolerated in two Phase I clinical trials, with promising evidence of biological activity in our clinical trial of IPI-504 in patients with refractory gastrointestinal stromal tumors being presented in November 2006;

•

advancing a lead compound in our Hedgehog pathway inhibitor program to a point where an investigational new drug application could be filed, and deciding to defer filing that application until more potent, second-generation compounds could be evaluated for potential clinical development;

•

renewal of our technology access alliance with Amgen Inc. in July 2006, completion of our obligations under our technology access alliance with Johnson & Johnson, and successful performance under our technology access alliance with Novartis International Pharmaceuticals Ltd.;

•	entry into a worldwide alliance with the Novartis Institutes for BioMedical Research around our Bcl-2 program in February 2006;

•	entry into a worldwide alliance with MedImmune, Inc. around our Hsp90 and Hedgehog pathway programs in August 2006;

•	completing the DPI merger in September 2006;

•	enhancing our capabilities in clinical and pharmaceutical development, toxicology, finance, legal and corporate communications; and

•	ending the year with over three years of cash to fund operations, absent additional financings or business development activity.

In addition to evaluating company performance, during the first quarter of each year, we evaluate individual contributions for the recently completed year. Each citizen-owner’s evaluation begins with a written self-

assessment, which is submitted to that citizen-owner’s manager. The manager solicits input from others within and/or outside of our company and then prepares a written performance review representing the manager’s assessment of the citizen-owner’s annual performance. In the case of our executive officers, Dr. Adams and Ms. Perkins submit their respective self-assessments to Mr. Holtzman, who prepares their written performance reviews. Mr. Holtzman prepares a written self-assessment and submits it to the chair of the Compensation Committee, who prepares an evaluation of Mr. Holtzman’s performance based on the company’s performance against its goals, Mr. Holtzman’s performance in providing leadership of the company in the pursuit of these goals, Mr. Holtzman’s performance in providing mentorship to the other executive officers, and, finally, Mr. Holtzman’s progress against his personal and professional development goals.

Components of our Compensation Program

The primary elements of our compensation program are:

•	cash compensation, which includes base salary and discretionary annual cash bonuses, which we refer to as contingent cash compensation;

•	annual merit stock option awards;

•	employee benefits, such as insurance and a 401(k) savings plan; and

•	severance benefits.

Each of these elements, other than severance benefits, is available to all of our citizen-owners generally, although the amounts of contingent cash compensation and the size of annual merit stock option awards differ from person to person based on such citizen-owner’s role and tenure in that role, market-competitive compensation, and his or her individual performance.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among the different forms of non-cash compensation. Instead, the Compensation Committee, after reviewing relevant information, determines subjectively what it believes to be the appropriate level and mix of the various compensation components.

Cash Compensation

Our cash compensation program comprises two elements: base salary and contingent cash compensation. Base salary is used to recognize the experience, skills, knowledge and responsibilities required of each of our citizen-owners, including each of our executive officers. Contingent cash compensation is used to reward the achievement of company and individual goals. The sum of base salary and contingent cash compensation constitutes total cash compensation. For a year in which company performance is equivalent to what should reasonably be expected of a biotechnology company of comparable size, resources and stage of development, the Compensation Committee believes that the average total cash compensation for our citizen-owners, including our executive officers, should be targeted near the 50th percentile of actual total cash compensation for individuals in similar positions at comparable companies; for a year in which company performance far exceeds industry standards, the Compensation Committee believes it should be at approximately the 75th percentile of actual total cash compensation. In addition to using survey data from our compensation peer group, the Compensation Committee uses a variety of other factors in evaluating the appropriate level of total cash compensation, including the individual’s level of responsibility, his or her leadership role in achieving our company goals, his or her annual contributions to company performance, and the ability and impact on our company of replacing the individual.

Following completion of the DPI merger, the Compensation Committee evaluated our overall compensation program by reference to the peer group of public companies described above. This analysis revealed that the total cash compensation of our executive officers was substantially below market. Specifically, Mr. Holtzman’s scheduled total cash compensation for calendar year 2006 was lower than what each of the 18 chief executive officers in the peer group had received for calendar year 2005. Total scheduled cash compensation for 2006 for Dr. Adams was lower than that received in 2005 by 16 of the 18 senior scientific officers in the peer group, and total scheduled cash compensation for 2006 for Ms. Perkins was lower than that received in 2005 by 17 of the 18 senior business officers in the peer group.

Following this analysis, the Compensation Committee concluded that it was necessary to increase cash compensation to market-competitive levels. However, the committee also believed that raising committed base salaries to levels approaching the median total cash compensation of this peer group would increase inappropriately the company’s fixed cost structure. To address these issues, in December 2006 the Compensation Committee made two decisions:

•	raised our executive officers’ base salaries to the following:

2007 Base Salary
Steve H. Holtzman	$450,000
Julian Adams, Ph.D.	$375,000
Adelene Q. Perkins	$350,000

and

•	implemented a contingent cash compensation program for all citizen-owners, including our executive officers.

Under the contingent cash compensation program, the aggregate amount of cash available for award as contingent cash compensation is established by reference to the Compensation Committee’s assessment of company performance. The aggregate amount of cash available for potential award to our executive officers is as follows:

	Available Amounts as a Percentage of Base Salary
	Below Industry Standards	Meets Industry Standards	Meets Infinity Expectations	Exceeds Infinity Expectations
Chief Executive Officer	0%	30%	40%	50%
Other Executive Officers	0%	25%	30%	35%

Once the aggregate amount available for potential award under our contingent cash compensation program is established (as a function of overall company performance), the Compensation Committee then determines how much of this amount to award to each of our named executive officers based upon a combination of company and individual performance. For Mr. Holtzman, company performance accounts for 90% of the award, while individual performance accounts for 10% of the award. For our other named executive officers, company performance accounts for 80% of the award, while individual performance accounts for 20% of the award. The Compensation Committee believes that our weighting of company and individual performance in this manner is appropriate, since our executive officers have the greatest opportunity, as well as the obligation, to influence company performance.

We believe that our contingent cash compensation program provides the following advantages:

•	it is consistent with the growing practice in the biotechnology industry to keep restrained executive base salaries while granting discretionary, performance-based cash bonuses;

•

it enables us to achieve our goal of ensuring that total cash compensation is market competitive, thus enhancing our ability to attract and retain the best possible people, without increasing fixed salary expense;

•

it rewards the achievement of company goals and strong individual performance in support of those goals, thus maintaining our culture of combining individual excellence and achievement with community collaboration;

•	it is consistent with our company’s values, as all citizen-owners are eligible to participate in the program; and

•	it further aligns citizen-owner and shareholder interests, as a substantial percentage of our executive officers’ total compensation is dependent on the achievement of company goals.

In January 2007, the Compensation Committee, based on its assessment that the company had convincingly “exceeded Infinity expectations” in 2006 and after reviewing the individual contributions of each of our executive officers, authorized the following contingent cash compensation:

2006 Contingent Cash Award
Steve H. Holtzman	$182,000
Julian Adams, Ph.D.	$109,500
Adelene Q. Perkins	$94,900

Stock Options

Our equity award program is the primary vehicle for offering long-term incentives to all of our citizen-owners, including our executive officers. We believe that equity grants are fundamental in creating a culture of citizen-ownership, providing our citizen-owners with a strong link to our long-term performance and aligning the interests of our citizen-owners and our non-employee stockholders. In addition, the vesting feature of our equity grants should further our goal of retention because it provides an incentive for our citizen-owners, including our executive officers, to remain in our employ during the vesting period.

Our equity awards have generally taken the form of stock options. Stock options granted to new citizen-owners upon their hire typically vest as to one-quarter of the shares on the first anniversary of the date of hire, and monthly over the following 36 months. Subsequent stock options granted under our merit stock option program vest monthly over the first four years of the ten year option term. Vesting and exercise rights cease shortly after termination of employment except in the case of death or disability. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including no voting rights and no right to receive dividends or dividend equivalents. The exercise price for each stock option share is equal to the closing price of a share of our common stock on the NASDAQ Global Market on the date of grant. While certain rights to grant stock options have been delegated to Mr. Holtzman by and on behalf of the Compensation Committee, all equity-based awards made to our executive officers are approved by the Compensation Committee.

We do not time option grants to our executive officers in coordination with our release of material non-public information. We have not adopted stock ownership guidelines for our executive officers.

In the first quarter of each year, all of our citizen-owners, including our executive officers, are eligible to receive merit stock option grants in connection with the annual performance review process. The aggregate number of shares available for potential award to each of our executive officers under our merit stock option program is based on the Compensation Committee’s assessment of the achievement of company goals for the prior year, and is equal to a percentage of the number of stock options that would be granted to such officers if they were to be newly hired into that position:

	Below Industry Standards	Meets Industry Standards	Meets Infinity Expectations	Exceeds Infinity Expectations
All Executive Officers	0%	20%	25%	33%

For example, if the Compensation Committee concluded that it would be required to grant options to purchase 250,000 shares of our common stock in order to hire a new chief scientific officer, in a year in which we met expectations, Dr. Adams, our current chief scientific officer, would be eligible to receive an option to purchase 25% of 250,000 shares of common stock, or 62,500 shares of our common stock.

In determining the size of annual equity grants to our executive officers, the Compensation Committee considers factors such as share ownership of comparable executive officers in our compensation peer group, our annual company performance, the applicable officer’s individual performance, the amount of equity previously awarded to the officer, and the amount of such equity that remains unvested. The Compensation Committee also evaluates the potential dilution that new stock option grants will have on the ownership interests of our stockholders, as well as the number of shares of our common stock that are available for award under our equity incentive plan.

In January 2007, the Compensation Committee granted to our executive officers options to purchase the following number of shares of our common stock:

Stock Options
Steve H. Holtzman	250,000
Julian Adams, Ph.D.	200,000
Adelene Q. Perkins	200,000

These grants represent the application of the formula set forth above, following the Compensation Committee’s assessment that the company had convincingly “exceeded Infinity expectations” in 2006, in addition to a one-time adjustment designed to:

•	increase the comparative share ownership of our executive officers to levels comparable to those held by executives of companies in our compensation peer group; and

•

increase the number of unvested stock options held by each officer, thus enhancing the retention value of the new awards and increasing the percentage of unvested stock options held by Mr. Holtzman, Dr. Adams and Ms. Perkins from 19% to 48%, 46% to 68%, and 31% to 66%, respectively.

Benefits and Other Compensation

We provide a broad-based benefits program for all of our citizen-owners, including health and dental insurance, life and disability insurance, group insurance discounts, first-time homebuyer’s assistance, educational assistance, paid sabbatical leave following five years of service, subsidized parking, and a 401(k) savings plan. Our executive officers are eligible to participate in all of our benefit plans, in each case on the same basis as other citizen-owners. In December 2006, our board of directors authorized a new company-matching feature under our 401(k) savings plan that will be effective beginning in 2007. Under this feature, the company will match 50% of each citizen-owner’s contributions to our 401(k) savings plan with shares of our common stock with a value of up to a maximum of 6% of such citizen-owner’s base salary, subject to applicable IRS limitations.

We have not provided any material perquisites or other personal benefits to our executive officers.

Severance Benefits

We entered into an offer letter with each of our executive officers when they were initially hired by Old Infinity. The letter with Mr. Holtzman provides that if his employment is terminated by us without “cause” or by Mr. Holtzman for “good reason,” as each of those terms is defined in the offer letter, and upon execution by Mr. Holtzman of a severance agreement and release of claims, he will be eligible to receive salary continuation until the first anniversary of the date of his termination or, if earlier, the date on which he begins work with another employer or as a consultant or independent contractor, on either a full-time or part-time basis.

In addition, the offer letters for Dr. Adams and Ms. Perkins provide that, if his or her employment is terminated by us without “cause,” as that term is defined in the offer letter, or if he or she resigns due to a material diminution in job responsibilities or title or as a result of our failure to fulfill our obligations in the offer letter, and upon execution by such officer of a severance agreement and release of claims, he or she will be eligible to receive a severance payment equal to his or her then-current base salary for a period of six months for Dr. Adams, and 12 months for Ms. Perkins, following the effective date of termination. The offer letters also provide for the continued vesting of each officer’s unvested shares of common stock for a period of six months for Dr. Adams, and 12 months for Ms. Perkins, from the date of termination.

Transactions Associated with the DPI Merger

In contemplation of the merger, the boards of directors of DPI and Old Infinity took certain actions relating to the compensation of the executive officers of DPI and Old Infinity.

Loan Forgiveness

In March 2006, Old Infinity’s board of directors authorized the forgiveness of any outstanding indebtedness that each of our executive officers had to the company, including, in the case of Dr. Adams, certain indebtedness transferred to his former spouse. In connection with such forgiveness, Old Infinity entered into letter agreements with each of these executive officers that provided for each officer to subject certain shares of common stock held by him or her, for a period of two years, to a right of repurchase in the company’s favor.

Change-in-Control Agreements

Between 2003 and 2005, DPI’s board of directors entered into change-in-control agreements with each of its executive officers. The completion of the merger in September 2006 was a triggering event under these agreements. Under the terms of these agreements, each executive officer of DPI became entitled to a severance payment equal to:

•

the executive officer’s average annual bonus over the three prior full calendar years of employment with DPI, or such lesser number of full calendar years during which such executive was employed by DPI, multiplied by the number of days in the calendar year through the date of termination divided by 365, plus

•	the greater of 100% of:

•	the executive officer’s annual base salary in effect immediately prior to the change in control or

•	the executive officer’s annual salary in effect at time of the notice of termination.

In addition, for purposes of determining the vesting of each executive officer’s awards granted under DPI’s 2000 Stock Incentive Plan, as well as any unvested shares acquired pursuant to that plan, each of DPI’s executive officers was treated as if he had completed an additional year of service immediately prior to the date on which his employment was terminated.

Approximately $1.9 million was paid to the former executive officers of DPI upon completion of the merger as a result of these agreements. In addition, in connection with the completion of the merger, vesting accelerated as to approximately 6,250 shares of DPI common stock, with exercise prices ranging from $11.80 to $16.80 per share, and 5,750 shares of restricted stock held by DPI’s executive officers.

Retention and Severance Plans

In addition to the change-in-control agreements described above, in March 2006 DPI engaged Alcock & McFadden, a human resources consulting firm, to review DPI’s then-existing compensation arrangements,

including DPI’s change-in-control agreements and severance payment practice, in light of the strategic alternatives that were being considered by DPI at that time. These strategic alternatives included the merger and the separate sale of DPI’s operating assets. Alcock & McFadden recommended to DPI’s Compensation Committee, and the committee adopted following a review of market data available for comparable companies, a retention and severance plan. Under this plan, certain employees of DPI, including its executive officers other than Dr. Venuti, became entitled to receive a cash retention bonus of up to $25,000 upon achievement of employee-specific milestones, such as completion of the sale of DPI’s operating assets, completion of the merger, or such other milestones determined by DPI’s Compensation Committee, as long as the employee remained employed with DPI through the earlier of a change in control or December 31, 2006. The plan also provided certain executive officers with severance payments equal to six months of their base salary plus COBRA coverage and three months of outplacement services in the event of a change in control that was not covered under such officer’s existing change-in-control agreement.

Further, in April 2006, DPI approved an executive retention and severance agreement with Dr. Venuti, under which he became entitled to receive a retention bonus of up to $25,000 in cash, with amounts earned upon achievement of specific milestones such as completion of the sale of DPI’s operating assets, completion of the merger, or such other milestones determined by DPI’s Compensation Committee, as long as he remained employed with DPI through the earlier of a change in control or December 31, 2006. The agreement also provided severance payments equal to six months of Dr. Venuti’s base salary plus COBRA coverage, and three months of outplacement services in the event of a change in control that is not covered under Dr. Venuti’s change-in-control agreement.

Approximately $850,000 was paid to DPI’s key employees, including its executive officers, upon completion of the merger pursuant to these retention and severance plans.

In addition, both the plan of March 30, 2006, and the agreement with Dr. Venuti provided for the acceleration in full, upon completion of the merger, of the vesting of restricted stock awards that had previously been granted to certain executive officers and key employees of DPI. The completion of the merger resulted in the accelerated vesting of approximately 110,062 shares of restricted stock for certain of DPI’s executive officers and key employees.

Compensation of DPI’s Executive Officers

DPI’s Compensation Committee set base salaries of each of its executive officers on the basis of:

•	industry experience, knowledge and qualifications,

•	salary levels in effect for comparable positions within DPI’s principal-industry marketplace competitors, and

•	internal comparability.

DPI’s Compensation Committee aimed to set base salaries in a range from the 50th percentile to the 75th percentile of the salary levels in effect for comparable positions at those other companies. In March 2006, DPI increased the base salaries of its executive officers by the following percentages:

Percentage Increase
Michael C. Venuti, Ph.D.	4%
Craig Kussman	4%
Douglas A. Livingston, Ph.D.	2.19%
Richard C. Neale	4%

No discretionary cash bonuses were paid to DPI’s executive officers in connection with their 2006 performance.

In March 2006, DPI’s Compensation Committee made an award of 6,250 shares of restricted stock to Mr. Neale in order to balance equity ownership among employees. No other equity-based awards were granted to DPI’s executive officers during 2006.

Accounting and Tax Considerations

Beginning on January 1, 2006, we began accounting for stock-based payments in accordance with the requirements of Financial Accounting Standards Board Statement No. 123(R), “Share-Based Payment,” or FAS 123R. To date, the adoption of FAS 123R has not impacted our stock option granting practices.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1,000,000 paid to our executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. At this time, we do not have a policy to factor Section 162(m) limitations into the determination of base salary or contingent cash compensation amounts, since the aggregate payments for each individual are substantially below the $1,000,000 deductibility limitation.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)	All Other Compensation ($)		Total ($)
Steven H. Holtzman,	2006	$399,712	$182,000	$198,417	$117,764	—	—	$365,306	(3)	$1,263,199
Chief Executive Officer(2)

Adelene Q. Perkins,	2006	$294,711	$94,900	$58,464	$12,339	—	—	$81,586	(3)	$542,000
Executive Vice President and Chief Business Officer(4)

Julian Adams, Ph.D.	2006	$339,711	$109,500	$144,583	$50,797	—	—	$311,672	(3)	$956,263
President and Chief Scientific Officer(5)

Michael C. Venuti, Ph.D.	2006	$290,690	—	$102,407	$6,503	—	—	$1,190,320	(7)	$1,589,920
Former Chief Executive Officer(6)

Craig Kussman,	2006	$304,121	—	$53,482	—	—	—	$764,186	(9)	$1,121,789
Former Chief Financial Officer(8)

Richard C. Neale,	2006	$235,687	—	$70,572	—	—	—	$520,238	(11)	$826,497
Former Corporate Vice President, Business Operations and Alliances(10)

Douglas A. Livingston, Ph.D.,	2006	$91,399	—	$18,786	$22,939	—	—	$453,489	(13)	$586,613
Former Senior Vice President, Chemistry(12)

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for Fiscal 2006 under FAS 123R of awards made to such individual. The assumptions we used in calculating these amounts are discussed in Note 3 to our consolidated financial statements for the year ended December 31, 2006, which are contained in our Annual Report on Form 10-K, as filed with the SEC on March 14, 2007, except that in calculating the amounts in this column, we did not include an estimate of forfeitures.
(2)	Mr. Holtzman has served as Infinity’s Chief Executive Officer since the closing of the merger in September 2006. Compensation in the “Summary Compensation Table” includes compensation paid by Old Infinity prior to the closing of the merger in Fiscal 2006 to Mr. Holtzman. Mr. Holtzman, who serves on our board of directors, has received no compensation for such service. During Fiscal 2006, Mr. Holtzman was granted option awards with the grant date fair values set forth below under the heading “Grants of Plan-Based Awards Table.” As of December 31, 2006, Mr. Holtzman held stock awards representing an aggregate of 211,094 shares of our common stock and options to purchase an aggregate of 88,742 shares of our common stock. For purposes of this footnote, 18,729 shares of common stock held by Mr. Holtzman, which were obtained upon the conversion of shares of preferred stock of Old Infinity in connection with the merger, have not been treated as stock awards.
(3)	Includes loan forgiveness in the amounts set forth above under the heading “Transactions with Related Persons—Letter Agreements Regarding Loan Forgiveness.”
(4)	Ms. Perkins has served as Infinity’s Executive Vice President and Chief Business Officer since the closing of the merger in September 2006. Compensation in the “Summary Compensation Table” includes compensation paid by Old Infinity prior to the closing of the merger in Fiscal 2006 to Ms. Perkins.
(5)	Dr. Adams has served as Infinity’s President and Chief Scientific Officer since the closing of the merger in September 2006. Compensation in the “Summary Compensation Table” includes compensation paid by Old Infinity prior to the closing of the merger in Fiscal 2006 to Dr. Adams.
(6)	Dr. Venuti served as DPI’s Chief Executive Officer until the closing of the merger in September 2006.
(7)	Includes $379,363 in severance and change-in-control payments, a $25,000 retention bonus and $752,000 related to the acceleration of vesting of restricted stock awards, pursuant to agreements with Dr. Venuti described above under the headings “Compensation Discussion and Analysis—Transactions Associated with the DPI Merger—Change-in-Control Agreements” and “—Retention and Severance Plans” and $32,134 of compensation for Dr. Venuti’s service as one of our directors following the merger. The director compensation received by Dr. Venuti consisted of $13,000 in fees earned or paid in cash and $19,134 from option awards. During Fiscal 2006, Dr. Venuti was granted option awards with the grant date fair values set forth below under the heading “Grants of Plan-Based Awards Table.” As of December 31, 2006, Dr. Venuti held stock awards representing an aggregate of 50,000 shares of our common stock and options to purchase an aggregate of 36,875 shares of our common stock.
(8)	Mr. Kussman served as DPI’s Chief Financial Officer until the closing of the merger in September 2006.
(9)	Includes $418,587 in severance and change-in-control payments, a $25,000 retention bonus and $319,600 related to the acceleration of vesting of restricted stock awards, pursuant to agreements with Mr. Kussman described above under the headings “Compensation Discussion and Analysis—Transactions Associated with the DPI Merger—Change-in-Control Agreements” and “—Retention and Severance Plans.”
(10)	Mr. Neale served as DPI’s Corporate Vice President, Business Operations and Alliances until the closing of the merger in September 2006.
(11)	Includes $290,222 in severance and change-in-control payments, a $25,000 retention bonus and $204,500 related to the acceleration of vesting of restricted stock awards, pursuant to agreements with Mr. Neale described above under the heading “Compensation Discussion and Analysis—Transactions Associated with the DPI Merger—Change-in-Control Agreements” and “—Retention and Severance Plans.”
(12)	Dr. Livingston served as DPI’s Senior Vice President, Chemistry until the closing of the merger in September 2006.
(13)	Includes $333,912 in severance and change-in-control payments, a $25,000 retention bonus and $94,000.00 related to the acceleration of vesting of restricted stock awards, pursuant to agreements with Dr. Livingston described above under the heading “Compensation Discussion and Analysis—Transactions Associated with the DPI Merger—Change-in-Control Agreements” and “—Retention and Severance Plans.”

For a discussion of the loan forgiveness made to each of Mr. Holtzman, Ms. Perkins and Dr. Adams, see above under the heading “Transactions with Related Persons—Letter Agreements Regarding Loan Forgiveness.” For a discussion of the change-in-control agreements and retention and severance agreements with each of Dr. Venuti, Mr. Kussman, Mr. Neale and Dr. Livingston, see above under the subheadings “Change-in-Control Agreements” and “Retention and Severance Plans” under the heading “Compensation Discussion and Analysis—Transactions Associated with the DPI Merger.”

The primary elements of our compensation program, with respect to our named executive officers, are:

•	base salary and contingent cash compensation;

•	annual merit stock option awards;

•	employee benefits, such as insurance and a 401(k) savings plan; and

•	severance benefits.

The amounts of contingent cash compensation and the size of annual merit stock option awards differ from person to person based on such person’s role and tenure in that role, market-competitive compensation, and his or her individual performance.

We do not have any formal or informal policy or target for allocating compensation between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the Compensation Committee, after reviewing relevant information, determines subjectively what it believes to be the appropriate level and mix of the various compensation components.

For a more detailed discussion of the compensation paid to our named executive officers, see above under the heading “Compensation Discussion and Analysis—Components of our Compensation Program.”

Grants of Plan-Based Awards Table

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven H. Holtzman	31-Mar-06								331	(2)	$3.48	$682
	31-Mar-06								4,449	(3)	$3.48	$9,165
	31-Mar-06								28,705	(3)	$3.48	$59,132
Adelene Q. Perkins	31-Mar-06								22,103	(3)	$3.48	$45,532
	31-Mar-06								331	(2)	$3.48	$682
Julian Adams, Ph.D.	31-Mar-06								331	(2)	$3.48	$682
	31-Mar-06								27,628	(3)	$3.48	$56,914
Michael C. Venuti, Ph.D.	12-Sep-06								28,125	(4)	$15.04	$246,375
Craig Kussman	—
Richard C. Neale	30-Mar-06							6,250				$60,750
Douglas A. Livingston, Ph.D.	—

(1)	The grants made to each of Mr. Holtzman, Ms. Perkins and Dr. Adams were made under the Infinity Pharmaceuticals, Inc. Pre-Merger Stock Incentive Plan, and the grants made to Dr. Venuti and Mr. Neale were made under DPI’s 2000 Stock Incentive Plan.
(2)	Vests in equal monthly installments for one year, beginning on February 1, 2006.
(3)	Vests in equal monthly installments for four years, beginning on February 1, 2006.
(4)	Vests as to 9,375 shares on September 12, 2007, and the remaining shares vest in quarterly installments of 2,343 shares beginning at the end of the first quarter thereafter.

The offer letters for Dr. Adams and Ms. Perkins provide for the continued vesting of each officer’s unvested shares of common stock for a period of six months for Dr. Adams, and 12 months for Ms. Perkins, from the date of termination.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steven H. Holtzman	27,628	27,629	(3)		$2.04	5/10/2015
	303	28	(4)		$3.48	3/31/2016
	7,598	25,556	(5)		$3.48	3/31/2016
							1,212	(6)	$15,040
							43,575	(7)	$540,722
							10,084	(8)	$125,132
Adelene Q. Perkins	5,065	17,038	(5)		$3.48	3/31/2016
	303	28	(4)		$3.48	3/31/2016
							5,526	(8)	$68,572
							18,235	(9)	$226,278
							13,676	(10)	$169,705
							9,219	(11)	$114,399
Julian Adams, Ph.D.	27,363	27,363	(3)		$2.04	5/10/2015
	18,145	36,485	(12)		$2.04	5/10/2015
	97				$2.04	5/10/2015
	303	28	(4)		$3.48	3/31/2016
	6,331	21,297	(5)		$3.48	3/31/2016
							69,848	(13)	$866,744
Michael C. Venuti, Ph.D.	4,687	1,563	(14)		$16.80	5/15/2013
	2,500				$20.80	5/13/2014
		28,125	(15)		$15.04	9/12/2016
Craig Kussman
Richard C. Neale
Douglas A. Livingston, Ph.D.

(1)	All stock options assumed by us pursuant to the Infinity Pharmaceuticals, Inc. Pre-Merger Stock Incentive Plan, which options we assumed pursuant to the agreement and plan of merger and reorganization dated as of April 11, 2006, by and among Infinity, Darwin Corp., a wholly owned subsidiary of Infinity, and Old Infinity, are subject to a right of early exercise, pursuant to which an optionee could exercise unvested stock options and receive, in lieu thereof, shares of restricted stock that are subject to a right of repurchase by us that lapses in accordance with the vesting schedule of the original option. However, for purposes of this table, options that are not vested as of December 31, 2006 have not been deemed exercisable.
(2)	Includes shares of restricted stock acquired by the early exercise of options granted under the Infinity Pharmaceuticals, Inc. Pre-Merger Stock Incentive Plan.
(3)	Vests in equal annual installments on January 31 of each year through January 31, 2008.
(4)	Vests in equal monthly installments on the first day of the month through February 1, 2007.
(5)	Vests in equal annual installments on February 1 of each year through February 1, 2009.
(6)	Vests in full on January 1, 2007.

(7)	Vests as to 2,012 shares on January 1, 2007, and the remaining shares vests in equal monthly installments on the last of the month through March 31, 2008.
(8)	Vests in equal monthly installments on the first day of the month through December 1, 2007.
(9)	Vests in equal monthly installments on the last day of the month through December 31, 2010.
(10)	Vests in equal monthly installments on the last day of the month through December 31, 2008.
(11)	Vests in equal monthly installments on the last day of the month through March 31, 2008.
(12)	Vests in equal annual installments on January 31 of each year through January 31, 2010.
(13)	Consists of 34,536 shares of restricted stock that vest in equal monthly installments (approximately 3,454 shares per month) on the sixth of the month through October 6, 2007 and 35,313 shares of restricted stock that vest in equal monthly installments (approximately 2,354 shares per month) on the last day of the month through March 31, 2008.
(14)	Vests in full on May 15, 2007.
(15)	Vests as to 9,375 shares on September 12, 2007, and the remaining shares vest in quarterly installments of 2,343 shares beginning at the end of the first quarter thereafter.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven H. Holtzman	—	—	73,701	$821,300
Adelene Q. Perkins	—	—	22,452	$245,032
Julian Adams, Ph.D.	—	—	62,631	$697,925
Michael C. Venuti, Ph.D.	—	—	50,000	$752,000
Craig Kussman	—	—	21,250	$319,600
Richard C. Neale	—	—	15,625	$204,500
Douglas A. Livingston, Ph.D.	37,500	$9,804	6,250	$94,000

Potential Payments Upon Termination or Change-in-Control

For a discussion of severance benefits that may become due to each of Mr. Holtzman, Ms. Perkins and Dr. Adams, see “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis—Components of our Compensation Program—Severance Benefits” above. If the employment of Mr. Holtzman had been terminated on December 31, 2006, under circumstances that would have required us to pay him the severance benefits described in such section, Mr. Holtzman would have been entitled to receive salary continuation until either he commenced employment with a new employer or December 31, 2007, whichever came first, the amount of which would have been up to $395,000. If the employment of Ms. Perkins had been terminated on December 31, 2006, under circumstances that would have required us to pay her the severance benefits described in such section, Ms. Perkins would have been entitled to receive a severance payment in the amount of $295,000. If the employment of Mr. Adams had been terminated on December 31, 2006, under circumstances that would have required us to pay him the severance benefits described in such section, Mr. Adams would have been entitled to receive a severance payment in the amount of $170,000.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
D. Ronald Daniel	$13,500	—	$36,387	(2)	—	—	—		$49,887
Anthony B. Evnin, Ph.D.	$19,000	—	$27,391	(3)	—	—	—		$46,391
Harry F. Hixson, Jr., Ph.D.	$93,250	—	$19,134	(4)	—	—	—		$112,384
Eric S. Lander, Ph.D.	$12,000	—	$38,429	(5)	—	—	$24,999	(6)	$75,428
Patrick Lee	$15,000	—	$19,134	(7)	—	—	—		$34,134
Arnold J. Levine, Ph.D.	$22,000	—	$84,257	(8)	—	—	$18,749	(9)	$125,006
Franklin H. Moss, Ph.D.	$14,000	—	$36,387	(10)	—	—	—		$50,387
Herm Rosenman	$53,250	—	$35,648	(11)	—	—	—		$88,898
Vicki L. Sato, Ph.D.	$37,000	—	$111,237	(12)	—	—	$18,749	(13)	$166,986
James B. Tananbaum, Ph.D.	$17,000	—	$27,391	(14)	—	—	—		$44,391
Alan J. Lewis, Ph.D.(15)	$51,250	—	—		—	—	$42,500	(16)	$93,750
Sir Colin T. Dollery, FmedSci(17)	$73,955	—	—		—	—	$30,000	(18)	$103,955

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for Fiscal 2006 under FAS 123R of awards made to such individual. The assumptions we used in calculating these amounts are discussed in Note 3 to our consolidated financial statements for the year ended December 31, 2006, which are contained in our Annual Report on Form 10-K, as filed with the SEC on March 14, 2007, except that in calculating the amounts in this column, we did not include an estimate of forfeitures.
(2)	Mr. Daniel was granted option awards on June 12, 2006, which had a grant date fair value of $4,549, and September 12, 2006, which had a grant date fair value of $246,375. As of December 31, 2006, Mr. Daniel held stock awards representing an aggregate of 13,261 shares of our common stock and options to purchase an aggregate of 30,335 shares of our common stock.
(3)	Dr. Evnin was granted two option awards on September 12, 2006, which had grant date fair values of $16,425 and $246,375. As of December 31, 2006, Dr. Evnin did not hold any stock awards, but held options to purchase an aggregate of 30,000 shares of our common stock. For purposes of this footnote, 1,176,284 shares of our common stock held by entities affiliated with Venrock Associates, which are identified as being beneficially owned by Dr. Evnin in the table located above under the heading “Stock Ownership of Certain Beneficial Owners and Management,” and which were obtained upon the conversion of shares of preferred stock of Old Infinity in connection with the merger, have not been treated as stock awards.
(4)	Dr. Hixson was granted an option award on September 12, 2006, which had a grant date fair value of $246,375. As of December 31, 2006, Dr. Hixson did not hold any stock awards, but held options to purchase an aggregate of 55,625 shares of our common stock.
(5)	Dr. Lander was granted option awards on June 12, 2006, which had a grant date fair value of $4,549, and September 12, 2006, which had a grant date fair value of $246,375. As of December 31, 2006, Dr. Lander held stock awards representing an aggregate of 72,939 shares of our common stock (including 11,051 shares of our common stock held by the Lander-Wiener Family Trust) and options to purchase an aggregate of 30,335 shares of our common stock. For purposes of this footnote, 9,819 shares of our common stock held by Dr. Lander, which were obtained upon the conversion of shares of preferred stock of Old Infinity in connection with the merger, have not been treated as stock awards.
(6)	Consists of consulting fees paid to Dr. Lander in Fiscal 2006. The agreement under which Dr. Lander provided consulting services to us, as a member of our scientific advisory board, expired in December 2006.

(7)	Mr. Lee was granted an option award on September 12, 2006, which had a grant date fair value of $246,375. As of December 31, 2006, Mr. Lee did not hold any stock awards or options to purchase shares of our common stock. For purposes of this footnote, 1,176,284 shares of our common stock held by entities affiliated with Advent Venture Partners LLP, which are identified as being beneficially owned by Mr. Lee in the table located above under the heading “Stock Ownership of Certain Beneficial Owners and Management,” and which were obtained upon the conversion of shares of preferred stock of Old Infinity in connection with the merger, have not been treated as stock awards.
(8)	Dr. Levine was granted one option award on June 12, 2006, which had a grant date fair value of $4,549, and two option awards on September 12, 2006, which had grant date fair values of $32,850 and $246,375. As of December 31, 2006, Dr. Levine held stock awards representing an aggregate of 18,787 shares of our common stock and options to purchase an aggregate of 34,085 shares of our common stock.
(9)	Consists of consulting fees paid to Dr. Levine in Fiscal 2006. The agreement under which Dr. Levine provided consulting services to us, as a member of our scientific advisory board, was terminated in November 2006.
(10)	Dr. Moss was granted option awards on June 12, 2006, which had a grant date fair value of $4,549, and September 12, 2006, which had a grant date fair value of $246,375. As of December 31, 2006, Dr. Moss held stock awards representing an aggregate of 38,818 shares of our common stock (including 33,154 shares of our common stock held by Dr. Moss, together with Kimberley S. Moss, as joint tenants with the right of survivorship) and options to purchase an aggregate of 30,335 shares of our common stock. For purposes of this footnote, 17,310 shares of our common stock held by Dr. Moss, which were obtained upon the conversion of shares of preferred stock of Old Infinity in connection with the merger, have not been treated as stock awards.
(11)	Mr. Rosenman was granted two option awards on September 12, 2006, which had grant date fair values of $32,850 and $246,375. As of December 31, 2006, Mr. Rosenman did not hold any stock awards, but held options to purchase an aggregate of 49,375 shares of our common stock.
(12)	Dr. Sato was granted one option award on June 12, 2006, which had a grant date fair value of $4,549, and two option awards on September 12, 2006, which had grant date fair values of $82,125 and $246,375. As of December 31, 2006, Dr. Sato held stock awards representing an aggregate of 11,051 shares of our common stock and options to purchase an aggregate of 47,445 shares of our common stock.
(13)	Consists of consulting fees paid to Dr. Sato in Fiscal 2006. The agreement under which Dr. Sato provided consulting services to us, as a member of our scientific advisory board, was terminated in November 2006.
(14)	Dr. Tananbaum was granted two option awards on September 12, 2006, which had grant date fair values of $16,425 and $246,375. As of December 31, 2006, Dr. Tananbaum held stock awards representing an aggregate of 134,690 shares of our common stock (which stock awards were held entirely through a trust for which he serves as trustee and has voting and investment power) and held options to purchase an aggregate of 30,000 shares of our common stock. For purposes of this footnote, 1,417,508 shares of our common stock held by Prospect Venture Partners II, L.P., which are identified as being beneficially owned by Dr. Tananbaum in the table located above under the heading “Stock Ownership of Certain Beneficial Owners and Management,” and which were obtained upon the conversion of shares of preferred stock of Old Infinity in connection with the merger, have not been treated as stock awards.
(15)	Dr. Lewis served on DPI’s board of directors until the closing of the merger in September 2006.
(16)	Consists of a fee of $30,000 paid to Dr. Lewis in connection with the termination of his service on DPI’s board of directors upon the closing of the merger and consulting fees of $12,500 paid to Dr. Lewis in Fiscal 2006.
(17)	Sir Dollery served on DPI’s board of directors until the closing of the merger in September 2006.
(18)	Consists of a fee paid to Sir Dollery in connection with the termination of his service on DPI’s board of directors upon the closing of the merger.

The following is a summary of the standard compensation of our non-employee directors as of December 31, 2006:

•	a $10,000 annual retainer;

•	a $25,000 annual retainer for service as lead outside director;

•	a $10,000 annual retainer for service as lead research and development director;

•	a $10,000 annual retainer for service as chair of the Audit Committee;

•	a $5,000 annual retainer for service as chair of the Compensation Committee;

•	a $5,000 annual retainer for service as chair of the Corporate Governance Committee;

•	$1,500 for each board meeting attended in person;

•	$500 for each board meeting attended by telephone; and

•	$500 for each meeting of the Audit Committee, Compensation Committee or Corporate Governance Committee attended in person or by telephone.

Each non-employee director is also reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors or any committee of the board of directors.

No director who is an employee receives compensation for services rendered as a director.

In addition to the cash compensation discussed above, non-employee directors are eligible to receive non-statutory stock options, restricted stock and other stock-based awards for our common stock under our 2000 Stock Incentive Plan as follows:

•

Each non-employee director who served on the board of directors immediately after the closing of the merger and each new director, on the date of his or her election to the board of directors, will receive a non-statutory stock option to purchase 28,125 shares of our common stock which will vest as to 9,375 of the shares on the first anniversary of the grant date and the remainder in quarterly installments of 2,343 shares beginning at the end of the first quarter thereafter, provided that the holder continues to serve as a director. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee’s death or disability while a board member.

•

Each non-employee director serving as a director on the third anniversary of (a) the closing of the merger, in the case of directors serving on the board of directors immediately after the closing of the merger, or (b) his or her election to the board, in the case of directors elected after the closing of the merger, will receive a non-statutory stock option to purchase 5,625 shares of our common stock, referred to as an annual option, on the date of the first annual meeting of stockholders following such third anniversary and on the date of each annual meeting of stockholders thereafter. Shares of our common stock subject to the annual option will be exercisable in equal quarterly installments of 1,406 shares beginning at the end of the first quarter after the date of grant, provided that the holder of the annual option continues to serve as a director. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee’s death or disability while a board member.

•

Each non-employee director who serves in the following positions will receive additional options to purchase shares of our common stock in the amounts indicated below upon the date of commencement of service in such position and upon each anniversary thereafter. Each of these grants will be exercisable in equal quarterly installments beginning at the end of the first quarter after the date of grant, provided that the holder of such option continues to serve in the applicable position, however, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee’s death or disability while a board member:

Position	Stock Option Grant
Lead Outside Director	9,375 shares
Lead Research and Development Director	3,750 shares
Chair of Audit Committee	3,750 shares
Chair of Compensation Committee	1,875 shares
Chair of Corporate Governance Committee	1,875 shares

Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee’s cessation of board service.

Our board of directors has approved an amendment to our 2000 Stock Incentive Plan, which amendment is subject to, and will become effective upon, the filing of the restated certificate of incorporation with the Secretary of State of the State of Delaware if Proposal 2 is approved by stockholders at the 2007 annual meeting of stockholders. The amendment provides for the following grants of non-statutory stock options to our non-employee directors:

•

Each non-employee director initially elected to the board following September 12, 2006, on the date of his or her initial election to the board, will receive a non-statutory option to purchase 9,375 shares of our common stock. Shares subject to each such option will become exercisable in equal quarterly installments beginning at the end of the first quarter after the date of grant, provided that the holder of the option continues to serve as a director.

•

Each non-employee director shall, on the date of the first annual stockholders meeting following the first anniversary of his or her initial election to the board and on the date of each annual stockholders meeting thereafter, receive a non-statutory option to purchase 5,625 shares of common stock; provided, however, that such options will not be granted to non-employee directors serving on the board on September 13, 2006 until the first annual stockholders meeting after September 12, 2009. Shares of common stock subject to each such option will be exercisable in equal quarterly installments beginning at the end of the first quarter after the date of grant, provided that the holder of the option continues to serve as a director.

The amendment will not change the additional grants of non-statutory stock options made to our lead outside director, lead research and development director, chair of our Audit Committee, chair of our Compensation Committee and chair of Corporate Governance Committee, for service in such positions, as described above.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2006:

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	579,470	$15.75	1,852,810	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	579,470	$15.75	1,852,810	(2)

(1)	This table excludes an aggregate of 1,310,102 shares of our common stock issuable upon exercise of outstanding options granted by Old Infinity and assumed by DPI in connection with the merger. The weighted average exercise price of the excluded options is $3.78. This table also excludes an aggregate of 246,629 shares of our common stock issuable upon exercise of outstanding warrants issued by Old Infinity and assumed by DPI in connection with the merger. The weighted average exercise price of the excluded warrants is $12.75.
(2)	Consists of shares of our common stock available for future issuance under our 2000 Stock Incentive Plan. In addition, the number of shares of our common stock available for future issuance under our 2000 Stock Incentive Plan automatically increases on the first trading day of each calendar year by an amount equal to 4% of the total number of shares of our common stock that were outstanding on the last trading day of the preceding calendar year, but in no event shall any such annual increase exceed 2,000,000 shares.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Drs. Evnin and Moss and Mr. Lee. Other than Dr. Moss, who was an employee of Old Infinity in 2003, no member of the Compensation Committee was at any time during 2006, or formerly, an officer or employee of ours or any subsidiary of ours, nor has any member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

No executive officer of Infinity has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of our Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors

Anthony B. Evnin, Ph.D. (Chair) Patrick Lee
Franklin H. Moss, Ph.D.

PROPOSAL 2—AMENDMENT AND RESTATEMENT

OF THE CERTIFICATE OF INCORPORATION

General Information

Article VI of our certificate of incorporation, as amended, provides that our board of directors be divided into three classes, as nearly equal in number as possible, with members of each class serving three-year terms. In addition, Article VI also provides that, generally, directors can be removed from our board of directors only for cause by the holders of at least sixty-six and two-thirds percent of our common stock. This system for electing and removing directors was adopted prior to our becoming a publicly traded company in 2000.

Our board of directors has unanimously adopted resolutions, subject to stockholder approval, approving and declaring the advisability of amending and restating our certificate of incorporation to declassify the board of directors such that directors shall be elected annually and to allow the holders of a majority the outstanding shares of our common stock to remove a director with or without cause. As described below under Proposal 3 – Amendment of the By-laws, our board of directors has also approved an amendment to our by-laws that, if approved by our stockholders, would make our by-laws consistent with the amendment and restatement of the certificate of incorporation.

If our stockholders approve the proposed amendment and restatement of our certificate of incorporation and the amendment to our by-laws, the terms for all of our directors would end at our 2008 annual meeting. Accordingly, beginning with the 2008 annual meeting, all directors would be elected for one-year terms at each annual meeting and the holders of a majority of the outstanding shares of our common stock would be entitled to remove directors with or without cause. If these proposals are adopted, any director appointed by the board as a result of the newly created directorship or to fill a vacancy on the board of directors would hold office until the next annual meeting.

If the proposal to amend and restate our certificate of incorporation is not approved, our board of directors will remain classified and the directors elected at the 2007 annual meeting of stockholders will serve three-year terms expiring in 2010. All other directors will remain in office for the remainder of their three-year terms.

Background of Proposal

Classified or staggered boards have been widely adopted and have a long history in corporate law. Proponents of classified boards assert they promote the independence of directors because directors elected for multi-year terms are less subject to outside influence. Proponents of a staggered system for the election of directors also believe it provides continuity and stability in the management of the business and affairs of a company because a majority of directors always have prior experience as directors of the company. This continuity and long-term focus is particularly important to research-based organizations, such as ours, where product and technology development is complex and long-term. Proponents further assert that classified boards may enhance stockholder value by forcing an entity seeking control of a target company to initiate arms-length discussions with the board of a target company because the entity is unable to replace the entire board in a single election.

On the other hand, some investors view classified boards as having the effect of reducing the accountability of directors to stockholders because classified boards limit the ability of stockholders to evaluate and elect all directors on an annual basis. The election of directors is a primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies. In addition, opponents of classified boards assert that a staggered structure for the election of directors may discourage proxy contests in which stockholders have an opportunity to vote for a competing slate of nominees and therefore, may erode stockholder value.

The Corporate Governance Committee has recommended to our board of directors that we declassify our board of directors. Our full board of directors has considered carefully the advantages and disadvantages of maintaining a classified board structure. After this assessment, the full board of directors, upon the recommendation of our Corporate Governance Committee, has decided that this is an appropriate time to propose declassifying the board. This determination by the board furthers its goal of ensuring that our corporate governance policies maximize management accountability to stockholders and would, if adopted, allow stockholders the opportunity each year to register their views on the performance of the board of directors.

Under Delaware corporate law, stockholders may be limited to removing directors only for cause, but only if the company has a classified board. For Delaware corporations without a classified board, the holders of a majority of the outstanding shares of voting stock are entitled to remove directors with or without cause. Accordingly, we are also proposing to eliminate a provision in Article VI of our certificate of incorporation, as amended, that allows stockholders to remove directors only for cause in conjunction with our proposal to declassify our board. Under Delaware law, directors cannot be removed by other directors, and the proposed amendment will not change this.

Restated Certificate of Incorporation

The proposed amendment and restatement of our certificate of incorporation is set forth in Appendix A, and we have shown the changes to the relevant sections resulting from the amendment and restatement, with deletions indicated by strike-outs and additions indicated by underlining. In addition to the changes that pertain specifically to the declassification of our board, Appendix A also reflects certain changes that we are required to make as a result of amending and restating our certificate of incorporation, specifically changes to incorporate prior amendments of our certificate of incorporation and a previously-filed certificate of designation of Series A Junior Participating Preferred Stock. If approved, this proposal will become effective upon the filing of the restated certificate of incorporation with the Secretary of State of the State of Delaware, which we intend to do promptly after approval of this proposal at the annual meeting in the event that Proposal 3 – Amendment of the By-laws is also approved.

Our board of directors recommends a vote “FOR” the proposal to adopt the restated certificate of incorporation.

PROPOSAL 3—AMENDMENT AND RESTATEMENT OF THE BY-LAWS

General Information

Article III, Section 1 of our by-laws, as amended, provides that our board of directors be divided into three classes, as nearly equal in number as possible, with members of each class serving three-year terms. In addition, Article III, Section 13 provides that directors can be removed from the board of directors only for cause by the holders of at least two-thirds of the outstanding shares of our common stock. Finally, Article X, Sections 1(b) and (c) provide that the provisions of Article III, Sections 1 and 13 can be amended, repealed or altered only upon the affirmative vote of holders of 66 2/3% of the outstanding shares of our common stock and by 66 2/3% of our directors.

Our board of directors has unanimously adopted resolutions, subject to stockholder approval, approving and declaring the advisability of amending our by-laws to declassify the board of directors such that directors shall be elected annually and to allow the holders of a majority of the outstanding shares of our common stock to remove a director with or without cause. Such amendment will also eliminate the super-majority stockholder and director voting requirements that related to altering these provisions in connection with the elimination of such provisions. As described above under Proposal 2 – Amendment and Restatement of the Certificate of Incorporation, the board of directors has also approved amending and restating our certificate of incorporation that, if approved by our stockholders, would make the certificate of incorporation consistent with the amendment of the by-laws. If the proposed amendment of our by-laws and amendment and restatement of our certificate of incorporation are approved by our stockholders, the terms for all of our directors would end at our 2008 annual meeting. Accordingly, beginning with the 2008 annual meeting, all directors would be elected for one-year terms at each annual meeting and the holders of a majority of the outstanding shares of our common stock would be entitled to remove directors with or without cause. If this proposal is adopted, any director appointed by the board as a result of the newly created directorship or to fill a vacancy on the board of directors would hold office until the next annual meeting.

If the proposal to amend our by-laws is not approved, our board of directors will remain classified and the directors elected at the 2007 annual meeting of stockholders will serve three-year terms expiring in 2010. All other directors will remain in office for the remainder of their three-year terms.

The board of directors has set the current number of directors at 12. The proposal would not change the present number of directors and the directors will retain the authority to change that number and to fill any vacancies or newly created directorships.

Background of Proposal

For a discussion of the factors that our independent directors and our board of directors considered in determining to declassify our board, please refer to the discussion under “Proposal 2 – Amendment and Restatement of the Certificate of Incorporation—Background of Proposal.”

Amendment to By-laws

The proposed amendment of our by-laws is set forth in Appendix B, and we have shown the changes to the relevant sections resulting from the amendment, with deletions indicated by strike-outs and additions indicated by underlining. If this proposal and Proposal 2 are both approved, this proposal will become effective upon the filing of the restated certificate of incorporation with the Secretary of State of the State of Delaware, which we intend to do promptly after approval of this proposal at the annual meeting. This proposal will only become effective if Proposal 2 is approved.

Our board of directors recommends a vote “FOR” the proposal to adopt the amendment to our by-laws to declassify the board of directors, to allow for the removal of directors without cause and to effect certain other matters.

PROPOSAL 4—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year. Ernst & Young LLP has served as the independent registered public accounting firm of Old Infinity since 2001. Although stockholder approval of the selection of Ernst & Young LLP is not required by law, the board of directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at our 2007 annual meeting, our Audit Committee will reconsider its selection of Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Board Recommendation

The board of directors believes that the selection of Ernst & Young LLP as our independent registered public accounting firm is in our best interests and the best interests of our stockholders and therefore recommends a vote FOR this proposal.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during Fiscal 2006, our officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements.

Stockholder Proposals for the 2008 Annual Meeting

We must receive proposals of stockholders intended to be presented at the 2008 annual meeting of stockholders at our principal executive offices, c/o Gerald E. Quirk, Esq., Vice President and General Counsel, Infinity Pharmaceuticals, Inc., 780 Memorial Drive, Cambridge, Massachusetts 02139, not later than December     , 2007, for inclusion in the proxy statement and proxy card for that meeting. However, if the date of our 2008 annual meeting is prior to April 30, 2008 or after June 29, 2008, the deadline is 10 business days before we begin to print and mail our proxy materials for the 2008 annual meeting.

In addition, our by-laws require that we be given advance notice of stockholder nominations for election to our board of directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8 of the Exchange Act). The required notice must be received by our Vice President and General Counsel, Gerald E. Quirk, at our principal executive offices not later than January 31, 2008. However, if the date of our 2008 annual meeting is prior to February 29, 2008 or after August 28, 2008, the notice must be received no earlier than the 120th day prior to the 2008 annual meeting and no later than the close of business on the later of (1) the 60th day prior to the 2008 annual meeting and (2) the 10th day following the date on which notice of the date of the annual meeting was mailed or publicly disclosed, whichever occurs first. If the stockholder fails to provide timely notice of a proposal to be presented at the 2008 annual meeting, the chairman of the meeting may exclude the proposal from being brought before the meeting and the proxies designated by our board of directors will have discretionary authority to vote on such proposal should it be allowed to come before the meeting.

By Order of the Board of Directors,

STEVEN H. HOLTZMAN

Chief Executive Officer

April     , 2007

OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

Appendix A

RESTATED CERTIFICATE OF INCORPORATION

~~OF DISCOVERY PARTNERS INTERNATIONAL, INC.,~~

OF INFINITY PHARMACEUTICALS, INC.

A Delaware Corporation

~~DISCOVERY PARTNERS INTERNATIONAL~~INFINITY PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is Infinity Pharmaceuticals, Inc. The original Certificate of Incorporation of the corporation was filed with the office of the Secretary of State of the State of Delaware on May 11, 2000 under the name Discovery Partners International, Inc. A Certificate of Ownership was filed with the Secretary of State of the State of Delaware on July 27, 2000, a Certificate of Designation was filed with the Secretary of State of the State of Delaware on February 24, 2003 and Certificates of Amendment were filed with the Secretary of State of the State of Delaware on September 12, 2006.

SECOND: At a meeting of the Board of Directors of the corporation, a resolution was duly adopted pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, approving this Restated Certificate of Incorporation and declaring this Restated Certificate of Incorporation to be advisable. The stockholders of this corporation duly approved this Restated Certificate of Incorporation at a meeting of stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

THIRD: This Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the corporation, as heretofore amended or supplemented.

The text of the corporation’s Certificate of Incorporation is amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is ~~DISCOVERY PARTNERS INTERNATIONAL, INC.~~INFINITY PHARMACEUTICALS, INC.

ARTICLE II

The address of this corporation’s registered office in the State of Delaware is ~~30 Old Rudnick Lane,~~1209 Orange Street, in the City of ~~Dover,~~Wilmington, New Castle County ~~of Kent~~, Delaware, 19~~9~~801. The name of its registered agent at such address is ~~CorpAmerica, Inc~~The Corporation Trust Company.

ARTICLE III

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the Delaware General Corporation Law.

ARTICLE IV

(A) Classes of Stock. This corporation is authorized to issue two classes of stock, denominated Common Stock and Preferred Stock. The Common Stock shall have a par value of $0.001 per share and the Preferred

Stock shall have a par value of $0.001 per share. The total number of shares of Common Stock which the Corporation is authorized to issue is one hundred million (100,000,000), and the total number of shares of Preferred Stock which the Corporation is authorized to issue is one million (1,000,000), which shares of Preferred Stock shall be undesignated as to series.

(B) Issuance of Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing one or more certificates pursuant to the Delaware General Corporation Law (each, a “Preferred Stock Designation”), to fix or alter from time to time the designations, powers, preferences and rights of each such series of Preferred Stock and the qualifications, limitations or restrictions thereof, including without limitation the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly-unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(C) Rights, Preferences, Privileges and Restrictions of Common Stock.

1. Dividend Rights. Subject to the prior or equal rights of holders of all classes of stock at the time outstanding having prior or equal rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Redemption. The Common Stock is not redeemable upon demand of any holder thereof or upon demand of this corporation.

3. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

(D) Designated Preferred Stock

1. Series A Junior Participating Preferred Stock. Pursuant to authority conferred by this Article IV upon the Board of Directors, the Board of Directors created a series of 99,000 shares of Preferred Stock designated as Series A Junior Participating Preferred Stock by filing a Certificate of Designation with the Secretary of State of the State of Delaware on February 24, 2003, and the voting powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of the Series A Junior Participating Preferred Stock of the Corporation are as set forth in Annex 1 hereto and are incorporated herein by reference.

ARTICLE V

(A) Exculpation. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to further reduce or to authorize, with the approval of the corporation’s stockholders, further reductions in the liability of the corporation’s directors for breach of fiduciary duty, then a director of the corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended.

(B) Indemnification. To the extent permitted by applicable law, this corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the corporation, its stockholders and others.

(C) Effect of Repeal or Modification. Any repeal or modification of any of the foregoing provisions of this Article V shall be prospective and shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE VI

Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the corporation. The ~~Directors shall be classified into three classes, as nearly equal in number as possible as determined by the Board of Directors, with the term of office of the first class to expire at the first~~term of office of each director who is in office immediately prior to the closing of the polls for the election of Directors at the 2008 Annual Meeting of Stockholders~~, the term of office of the second class to expire at the second Annual Meeting of Stockholders and the term of the third class to expire at the third Annual Meeting of Stockholders. The initial Class I directors shall be Dieter Hoehn and Donald B. Milder. The initial Class II directors shall be Andrew E. Senyei and John P. Walker. The initial Class III directors shall be A. Grant Heidrich, III, Alan J. Lewis, and Riccardo Pigliucci.~~ of the corporation shall expire at such time. At each Annual Meeting of Stockholders ~~following such initial classification and election, Directors elected to succeed those Directors whose terms expire~~beginning with the 2008 Annual Meeting of Stockholders of the corporation, Directors shall be elected for a term of office to expire at the ~~third succeeding~~next Annual Meeting of Stockholders after their election, and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal. ~~Additional directorships resulting from an increase in the number of Directors shall be apportioned among the classes as equally as possible as determined by the Board of Directors~~ Vacancies, including newly created directorships, shall be filled only by a majority of the Directors then in office, though less than a quorum (as defined in the Bylaws), or by a sole remaining Director. Subject to any limitations imposed by ~~a~~ law, the Board of Directors, or any individual Director, may be removed from office at any time ~~only~~ with or without cause by the affirmative vote of the holders of at least ~~sixty-six and two-thirds percent (66-2/3%)~~a majority of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of Directors.

ARTICLE VII

No holder of shares of stock of the corporation shall have any preemptive or other right, except as such rights are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any share of any class, or series thereof, of stock; but such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board of Directors to such persons, and on such terms and for such lawful consideration as in its discretion it shall deem advisable or as the corporation shall have by contract agreed.

ARTICLE VIII

The corporation is to have a perpetual existence.

ARTICLE IX

The corporation reserves the right to repeal, alter, amend or rescind any provision contained in this Restated Certificate of Incorporation and/or any provision contained in any amendment to or restatement of this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE X

The Board of Directors may from time to time make, amend, supplement or repeal the Bylaws by the requisite affirmative vote of Directors as set forth in the Bylaws; provided, however, that the stockholders may change or repeal any bylaw adopted by the Board of Directors by the requisite affirmative vote of stockholders as set forth in the Bylaws; and, provided further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

ARTICLE XI

No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent. Special meetings of the stockholders shall be called only by the Chief Executive Officer, the Chairman of the Board, or a majority of the Board of Directors.

ARTICLE XII

Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed under the seal of the corporation as of this ~~11~~[30th] day of [May], 200~~0~~7.

~~/s/ Steven Jonker~~
~~Steven K. Jonker, Incorporator~~

~~CERTIFICATE OF AMENDMENT~~

~~OF~~

~~CERTIFICATE OF INCORPORATION~~

~~OF~~

~~DISCOVERY PARTNERS INTERNATIONAL, INC.~~

~~Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Discovery Partners International, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:~~

~~The name of the Corporation is Discovery Partners International, Inc. and the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 11, 2000. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The amendment amends the Certificate of Incorporation of the Corporation as follows:~~

~~“Effective upon the filing of this Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time are reclassified into a smaller number of shares such that each two to six shares of issued Common Stock immediately prior to the Effective Time is reclassified into one share of Common Stock, the exact ratio within the two-to-six range to be determined by the board of directors of the Corporation prior to the Effective Time and publicly announced by the Corporation. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction to which such holder would otherwise be entitled multiplied by the closing price of a share of Common Stock on the NASDAQ Global Market immediately following the Effective Time.~~

~~Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.” IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its~~

Steven H. Holtzman
Chair and Chief Executive Officer ~~this 12th day of September, 2006.~~

~~CERTIFICATE OF AMENDMENT~~

~~OF~~

~~CERTIFICATE OF INCORPORATION~~

~~OF~~

~~DISCOVERY PARTNERS INTERNATIONAL, INC.~~

~~Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Discovery Partners International, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:~~

~~The name of the Corporation is Discovery Partners International, Inc. and the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 11, 2000. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The amendment amends the Certificate of Incorporation of the Corporation as follows:~~

~~Article I is hereby deleted in its entirety and replaced with the following:~~

~~“The name of this corporation is Infinity Pharmaceuticals, Inc.”~~

~~IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 12th day of September, 2006.~~

Annex 1

CERTIFICATE OF DESIGNATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

DISCOVERY PARTNERS INTERNATIONAL, INC.,

FEBRUARY 13, 2003

(PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW)

Discovery Partners International, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the board of directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on February 13, 2003;

RESOLVED, that pursuant to the authority granted to and vested in the board of directors of the Corporation (hereinafter the “Board”) in accordance with the provisions of the certificate of incorporation of the Corporation, as currently in effect, the Board hereby creates a series of Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

Series A Junior Participating Preferred Stock:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be ninety nine thousand (99,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

Section 2. Dividends and Distributions.

(a) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, each holder of a share of Series A Preferred Stock, in preference to the holders of shares of common stock, par value $0.001 per share (the “Common Stock”), of the Corporation, and of any other junior stock, shall be entitled to receive, when declared by the Board out of funds legally available for the purpose, dividends in an amount per share (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock. In the event the Corporation shall, at any time after February 13, 2003 (the “Rights Declaration Date”), declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock (and an equivalent dividend is not declared on the Series A Preferred Stock or the Series A Preferred Stock is not similarly subdivided or combined), then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) The Corporation shall declare a dividend or distribution on the shares of Series A Preferred Stock as provided in Section 2(a) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, however, that, in no event shall a dividend or distribution be declared by the Board on the Common Stock for which it does not declare and pay the dividend required to be declared on the Preferred Stock pursuant to Section 2(a).

(c) Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than sixty days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall, at any time after the Rights Declaration Date, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock (and an equivalent dividend is not declared on the Series A Preferred Stock or the Series A Preferred Stock is not similarly subdivided or combined), then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided herein, in the Certificate of Incorporation, in any other Certificate of Designation creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the shares of Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock; provided, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Section 4(a), purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the certificate of incorporation, or in any other certificate of designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up.

(a) Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received the greater of (x) $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon to the date of such payment (the “Series A Liquidation Preference”) and (y) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to the product of 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (ii) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall, at any time after the Rights Declaration Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock (and an equivalent dividend is not declared on the Series A Preferred Stock or the Series A Preferred Stock is not similarly subdivided or combined), then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (i) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of Series A Preferred Stock and such parity shares in proportion to their respective liquidation preferences.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or converted or changed into other stock or securities, cash and/or any other property (or into the right to receive any of the foregoing), then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged, converted or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted, changed or exchanged. In the event the Corporation shall, at any time after the Rights Declaration Date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock (and an equivalent dividend is not declared on the Series A Preferred Stock or the Series A Preferred Stock is not similarly subdivided or combined), then in each such case the amount set forth in the preceding sentence with respect to the conversion, exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

Section 9. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock.

Section 10. Amendment. The certificate of incorporation of the Corporation shall not be amended, including any amendment through consolidation, merger, combination or other transaction, in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting together as a single class.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation as of the date first written above.

DISCOVERY PARTNERS INTERNATIONAL, INC.

By:	/s/ RICCARD PIGLIUCCI
Riccardo Pigliucci Chief Executive Officer

Appendix B

AMENDMENT TO BYLAWS

OF

INFINITY PHARMACEUTICALS, INC.

The Bylaws of Infinity Pharmaceuticals, Inc., as amended to date (the “Bylaws”), are hereby further amended as follows:

1. Article III, Section 1 of the Bylaws is deleted in its entirety and replaced with the following:

“Section 1. ~~Classes,~~ Number, Term of Office and Qualification. ~~The Directors shall be classified into three classes as specified in the Certificate~~ The term of office of ~~Incorporation. At each Annual Meeting of Stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after theirelection. Additional directorships resulting from an increase in the number of Directors shall be apportioned among the classes as equally as possible as determined by the Board of Directors. The number of Directors which shall constitute the whole Board shall not be less than six (6) nor more than ten (10) Directors, and the exact number shall be fixed by resolution of sixty-six and two-thirds percent (66-2/3%) of the Directors then in office or by sixty-six and two-thirds percent (66-2/3%) of the stockholders at the annual meeting of thestockholders, with the number initially fixed at seven (7). Each~~ each Director who is in office immediately prior to the closing of the polls for the election of Directors at the 2008 annual meeting of stockholders shall expire at such time. From and after the 2008 annual meeting of stockholders, each Director shall be elected ~~shall~~to hold office ~~until his~~for a term of one year, until the next annual meeting of stockholders and until such person’s successor is duly elected and qualified~~.~~, subject to his or her earlier death, resignation or removal from the board of directors. Directors need not be stockholders. The number of Directors which shall constitute the whole Board shall be established by the Board of Directors.”

2. Article III, Section 13 of the Bylaws is deleted in its entirety and replaced with the following:

“Section 13. Removal. Subject to any limitations imposed by law or the Certificate of Incorporation, as amended from time to time, the Board of Directors, or any individual Director, may be removed from office at any time~~only~~ with or without cause by the affirmative vote of the holders of at least a ~~two-thirds~~majority of the outstanding shares entitled to vote at an election of Directors.”

3. Article X, Sections 1(b) and 1(c) are deleted in their entirety and replaced with the following:

“(b) Notwithstanding any other provisions of these Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, the Certificate of Incorporation, as amended from time to time, or any Preferred Stock Designation (as the term is defined in the Certificate of Incorporation, as amended), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this paragraph (b) or Section 2, Section 5 or Section 10 of Article II ~~or Section 1,Section 2 or Section 13 of Article III~~ of these Bylaws.

(c) Notwithstanding any other provisions of these Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, the Certificate of Incorporation, as amended

B-1

from time to time, or any Preferred Stock Designation (as the term is defined in the Certificate of Incorporation, as amended from time to time), the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the Directors, shall be required to alter, amend or repeal this paragraph (c) or Section 2, Section 5 or Section 10 of Article II ~~or Section 1, Section 2 orSection 13 of Article III~~ of these Bylaws.”

Except as aforesaid, the Bylaws shall remain in full force and effect.

Adopted by the Board of Directors on

March 13, 2007.

B-2

INFINITY PHARMACEUTICALS, INC. C/O AMERICAN STOCK TRANSFER 6201 15TH AVE BROOKLYN, NY 11219

SUBMIT A PROXY BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Infinity Pharmaceuticals, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

SUBMIT A PROXY BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Infinity Pharmaceuticals, Inc.,
c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	INFPH1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INFINITY PHARMACEUTICALS, INC. A VOTE FOR THE DIRECTOR NOMINEES AND FOR PROPOSAL NUMBERS 2, 3 and 4 IS RECOMMENDED BY THE BOARD OF DIRECTORS
Vote On Directors 1. Election of Class I directors NOMINEES:	For	Against	Abstain
01) Eric S. Lander, Ph.D.	☐	☐	☐
02) Franklin H. Moss, Ph.D.	☐	☐	☐
03) Herm Rosenman	☐	☐	☐
04) James B. Tananbaum, Ph.D.	☐	☐	☐

	For	Against	Abstain
Vote On Proposals

2.     To approve the amendment and restatement of our certificate of incorporation to declassify our board and provide for the annual election of directors beginning at the 2008 annual meeting of stockholders and to allow for the removal of directors without cause and certain other changes.

	☐	☐	☐

3.     To approve the amendment of Article III, Sections 1 and 13 and Article X, Section 1(b) and (c) of our by-laws to declassify our board and provide for the annual election of directors beginning at the 2008 annual meeting of stockholders and to allow for the removal of directors without cause and certain other changes.

	☐	☐	☐

4. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.	☐	☐	☐

For address changes/comments, please check this box and write them on the back where indicated.	☐

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

INFINITY PHARMACEUTICALS, INC.

ANNUAL MEETING OF STOCKHOLDERS

MAY 30, 2007

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Steven H. Holtzman, Adelene Q. Perkins and Gerald E. Quirk, or each of them, with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2007 Annual Meeting of Stockholders of Infinity Pharmaceuticals, Inc. and at any adjournments or postponements thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Annual Meeting, and, in their discretion, upon any other matters which may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL NUMBERS 2, 3 and 4.

Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

UNLESS SUBMITTING A PROXY FOR THESE SHARES OVER THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY IN ENCLOSED REPLY ENVELOPE

Address Changes/Comments:  _______________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE